UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Valmont Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

NOTICE OF THE 2025 ANNUAL MEETING OF THE SHAREHOLDERS AND PROXY STATEMENT

CONSERVING RESOURCES. IMPROVING LIFE.®

valmont

NOTICE OF ANNUAL MEETING
Place:	Date:	Time:
Valmont Industries, Inc. Headquarters 15000 Valmont Plaza Omaha, Nebraska 68154-5215	April 28, 2025	10:00 a.m. Central Daylight Time
Items of Business:
1	Electing three directors of the Company to three-year terms;
2	Advisory approval of the Company’s executive compensation;
3	Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2025; and
4	Consider and act upon such other business that may properly come before the meeting.
The record date for determining which shareholders may vote at this meeting is March 3, 2025.
We are distributing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process should expedite shareholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On March 12, 2025, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and vote online. Those shareholders who do not receive such a Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a copy of the proxy statement, proxy card, and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card, and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement, proxy card, and annual report over the Internet next year, if you received them by mail this year.
We will provide a live audio webcast of the meeting beginning at 10:00 a.m. Central Daylight Time on April 28, 2025. The webcast will provide the audio portion of the meeting only. The webcast does not constitute attendance, but will provide shareholders who cannot attend an opportunity to receive timely audio of the meeting.
To listen to the meeting by telephone, please dial 1-877-407-6184 or 1-201-389-0877 (no Conference ID is needed), or point your browser to investors.valmont.com.
Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice and the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.
We look forward to seeing you at our Annual Meeting.
Sincerely,
R. Andrew Massey
Vice President, Chief Legal Officer and
Corporate Secretary

PROXY STATEMENT SUMMARY
TIME AND PLACE OF THE ANNUAL MEETING
Where	When	Time
Valmont Headquarters, Omaha, Nebraska	Monday, April 28, 2025	at 10:00 a.m. Central Daylight Time
MEETING AGENDA
Voting Matters	Board Recommendation	Page
Election of Three Director Nominees	FOR	4
Advisory Vote on Executive Compensation	FOR	42
Ratification of Appointment of Independent Auditors	FOR	45
HOW TO VOTE
We encourage you to vote at your earliest convenience, by one of the following means, before the Annual Meeting
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By visiting proxyvote.com on the Internet through your computer or mobile device,

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By calling 1-800-579-1639, or

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By signing, dating and returning your proxy card, if you receive your proxy materials by mail.

PLEASED VOTE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.
2025 Proxy Statement 1

PROXY STATEMENT
To Our Shareholders:
The board of directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 28, 2025, or at any adjournments thereof.
At the close of business on March 3, 2025, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 20,070,905 shares of the Company’s common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.
We will provide a live audio webcast of the meeting beginning at 10:00 a.m. Central Daylight Time on April 28, 2025. The webcast will provide the audio portion of the meeting only. The webcast does not constitute attendance, but will provide shareholders who cannot attend an opportunity to receive timely audio of the meeting. To listen to the meeting by telephone, please dial 1-877-407-6184 or 1-201-389-0877 (no Conference ID is needed), or go to investors.valmont.com, where a link will provide for access to the audio of the meeting.
The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”). Please note that if you hold your shares through a broker, your broker may not vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
Election of the three director nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an election is required to tender his or her resignation to the board, and the resignation will be accepted or rejected by the board as more fully described in Election of Directors.
The proposals to approve the ratification of the appointment of the auditors and the approval of the advisory say-on-pay resolution on executive compensation will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.
Any shareholder giving a proxy may revoke it before the meeting whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., 15000 Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the meeting and a telephonic or Internet revocation must be submitted by 11:59 p.m. Eastern Time on April 27, 2025. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.
As permitted by Securities and Exchange Commission rules, Valmont is making this proxy statement and its annual report available to its shareholders electronically via the Internet. On March 12, 2025, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. If you received such a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of this proxy statement and our annual report to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of this proxy statement and our annual report to multiple shareholders who share an address, unless we received contrary instructions from such shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or a set of this proxy statement and our annual report, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or this proxy statement and our annual report, contact Broadridge Financial Solutions, Inc. at 1-800-579-1639 or by email at sendmaterial@proxyvote.com.
The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company.

2 2025 Proxy Statement

Certain Shareholders
The following table sets forth, as of March 3, 2025, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock, (ii) executive officers named in the summary compensation table, (iii) directors, and (iv) all directors and executive officers as a group.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	1,951,749	9.4%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	1,990,749	9.9%
Neuberger Berman Group LLC(5) 1290 Avenue of the Americas New York, NY 10104	1,040,061	5.0%
Mogens C. Bay(6)	131,145
Kaj den Daas	8,059
Daniel P. Neary	23,332
James B. Milliken	7,397
Catherine James Paglia	9,331
Theo W. Freye	2,100
Richard A. Lanoha	2,171
Ritu Favre	1,504
Joan Robinson-Berry	1,564
Deborah Caplan	0
Avner M. Applbaum	33,689
Thomas Liguori	0
Timothy P. Francis	14,158
J. Timothy Donahue	20,010
Diane M. Larkin	8,228
R. Andrew Massey	15,230
Aaron M. Schapper	2,148
T. Mitchell Parnell	4,997
All Executive Officers and Directors as Group (20 persons)	297,143	1.5%

(1)
Includes shares which the executive officers have, or within 60 days of March 3, 2025 will have, the right to acquire through the exercise of stock options, as follows:

Shares
Mr. Applbaum	19,051
Mr. Francis	4,672
Mr. Donahue	6,534
Mr. Massey	5,818
All Executive Officers as a group (10 persons)	41,961
Ms. Caplan was appointed to the board of directors on October 27, 2024. Mr. Liguori was appointed Executive Vice President and Chief Financial Officer on August 22, 2024, and holds 1,477 restricted stock units and 2,899 stock options vesting in annual installments over three years from grant dates.
(2)
Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

(3)
Based on a Form 13F filed by BlackRock, Inc. with the Securities and Exchange Commission on February 7, 2025.

(4)
Based on a Form 13F filed by The Vanguard Group with the Securities and Exchange Commission on February 11, 2025.

(5)
Based on a Form 13F filed by Neuberger Berman Group LLC with the Securities and Exchange Commission on February 13, 2025.

(6)
Does not include 250,000 shares owned by the Robert B. Daugherty Foundation over which Mr. Bay shares voting power.

2025 Proxy Statement 3

Item 1: Board of Directors and Election of Directors
The Company’s board of directors is currently composed of eleven members. The board is divided into three classes and each class serves for three years on a staggered term basis.
Four directors have terms of office that expire at the Annual Meeting: Directors den Daas, Milliken, Paglia and Caplan. Three individuals have been nominated by the board of directors, upon recommendation of the Governance and Nominating Committee, for re- election to three-year terms, Directors Milliken, Paglia and Caplan.
Mr. den Daas has reached retirement age and will retire at the Annual Meeting. The board will then be composed of ten members.
Six directors have joined the board since June 2015. Three directors who were identified by an independent third party search firm joined the board since 2020.
The Company bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If an incumbent director receives a greater number of votes “withheld” than “for”, the director is required to promptly tender his or her resignation to the board. The Governance and Nominating Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his or her resignation will not participate in the Committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.
The Company’s policy on director retirement, as expressed in the Corporate Governance Principles, provides that a director will not be nominated to a new term if he or she would be over age 75 at the time of election.
The shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The board of directors has no reason to believe that any such nominee will be unavailable to serve.
The following discussion provides information about the three nominees, and the seven directors whose terms expire in 2026 and 2027, including ages, years of service, business experience, and service on other boards of directors within the past five years. Information is also provided concerning each person’s specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director of the Company.
NOMINEES FOR ELECTION
DIRECTOR SINCE: December 2011
BOARD COMMITTEES: Governance and Nominating Committee (Chair) Audit Committee
James B. Milliken

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Mr. Milliken, age 67, is Chancellor of the University of Texas System which enrolls over 256,000 students and has annual revenue of over $30 billion and 160,000 employees, since 2018.

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He was Chancellor of the City University of New York from June 2014 to May 2018. Mr. Milliken was President of the University of Nebraska from August 2004 to May 2014.

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Mr. Milliken has a law degree from New York University and practiced law on Wall Street before his career in higher education.

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He has led large, complex organizations, having served as CEO of three major university systems over the last 20 years.

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He has led the development of research, education and public-private partnerships in multiple countries, including India, China and Brazil.

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He is a member of the Council on Foreign Relations. Throughout his career, he has worked at the intersection of business and higher education, on the Council on Competitiveness, the Business-Higher Education Forum, and in state economic development.

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He serves as vice chairman of the board of directors of the University of Texas Investment Management Company.

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Mr. Milliken’s experience in strategy development, management and international engagement provides value to the Valmont board of directors.

4 2025 Proxy Statement

Item 1: Board of Directors and Election of Directors
DIRECTOR SINCE: February 2012
LEAD DIRECTOR BOARD COMMITTEES: Human Resources Committee Audit Committee
Catherine James Paglia

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Ms. Paglia, age 72, has been a director of Enterprise Asset Management, Inc., a New York based privately-held real estate and asset management company since September 1998.

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Ms. Paglia previously spent eight years as a managing director at Morgan Stanley, ten years as a managing director of Interlaken Capital, and served as chief financial officer of two public corporations.

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Ms. Paglia serves on the board of directors of the Columbia Funds and is a member of the board of trustees of the Carnegie Endowment for International Peace.

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Her extensive Wall Street experience and prior service as a chief financial officer of public companies provide an excellent background for membership on Valmont’s Board of Directors, including the Audit Committee.

DIRECTOR SINCE: October 2024
BOARD COMMITTEES: Human Resources Committee
Deborah H. Caplan

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Ms. Caplan, age 62, was previously Executive Vice President, Human Resources and Corporate Services, NextEra Energy Inc. from 2019 to March 2024 and previously Vice President and Chief Operating Officer of Florida Power & Light Company, a NextEra subsidiary. NextEra is a Fortune 200 company.

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Ms. Caplan holds a Bachelors Degree in Aerospace Engineering and an MS in Manufacturing Engineering.

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She has served as a director of Mid-American Apartment Communities since 2023; Arthur J. Gallagher since May 2024 and previously as a director of Terminix from 2019-2022. She also serves on the Advisory Counsel for the Dean of Engineering at Boston University.

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Ms. Caplan has extensive domestic and international operational experience in management, human resources, supply chain, physical security and cybersecurity positions. Ms. Caplan’s executive experience in human resources strategy is well suited to membership on the Human Resources Committee. Her C-level operations experience makes her well qualified as a member of Valmont’s Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES
2025 Proxy Statement 5

Item 1: Board of Directors and Election of Directors
CONTINUING DIRECTORS — TERMS EXPIRE 2027
DIRECTOR SINCE: July 2023
Avner M. Applbaum

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Mr. Applbaum, age 53, has been Chief Executive Officer of the Company since July 2023.

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He served as Executive Vice President and Chief Financial Officer of the Company from March 2020 to July 2023.

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Mr. Applbaum has seventeen years experience in operational and financial roles at publicly traded manufacturing companies.

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Mr. Applbaum is a Certified Public Accountant (inactive).

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Mr. Applbaum’s extensive experience with manufacturing companies and with Valmont provides valuable knowledge for Valmont’s operations, financial reporting and long-term strategies.

DIRECTOR SINCE: December 2005
BOARD COMMITTEES: Human Resource Committee (Chair) Audit Committee
Daniel P. Neary

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Mr. Neary, age 73, was a member of the board of directors of Mutual of Omaha (full service and multi-line provider of insurance and financial services) until retirement effective January 2021. Mutual of Omaha’s revenues were in excess of $9 billion in 2021.

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Mr. Neary served as CEO of Mutual from 2004-2015 and as Chairman until January 2018.

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Mr. Neary’s training as an actuary and knowledge of the financial services industry provides valuable background for board oversight of the Company’s accounting matters.

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His experience in strategic development and risk assessment for the Mutual of Omaha insurance companies is well suited to membership on the Valmont board of directors.

DIRECTOR SINCE: June 2015
BOARD COMMITTEES: Governance and Nominating Committee
Theo Freye

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Mr. Freye, age 75, retired in October 2014 as CEO of CLAAS KgaA, a $4.5 billion family owned agricultural machinery firm headquartered in Germany.

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Mr. Freye, a citizen of Germany, has more than 30 years of international machinery experience, including several years as Chairman and President of the North American CLAAS operations and as the General Manager of Caterpillar-CLAAS, a joint venture serving the North American and Australian markets.

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He holds a Master’s Degree in Mechanical Engineering and a Ph.D. in Agricultural Science.

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His extensive international business experience and engineering background provides value to the Valmont board of directors.

6 2025 Proxy Statement

Item 1: Board of Directors and Election of Directors
DIRECTOR SINCE: September 2020
BOARD COMMITTEES: Human Resources Committee
Joan Robinson-Berry

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Ms. Robinson-Berry, age 65, retired in July 2020 as Vice President, Chief Engineer, Boeing Global Services.

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Ms. Robinson-Berry served as Vice President, Engineering, Boeing Global Services (2018-2019), Vice President, General Manager, Boeing South Carolina (2016-2018), and Vice President, Chief Procurement Officer, Boeing Shared Services Group (2012-2016).

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Ms. Robinson-Berry holds a Masters of Science in Engineering Management and Business Administration and has over 35 years of global and domestic experience in engineering, operations, supply management and program management.

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Ms. Robinson-Berry was responsible for product and product services safety, technical integrity and engineering for a $22 billion business unit of Boeing.

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Her engineering and operations experience make her well qualified as a member of the Valmont board of directors.

CONTINUING DIRECTORS — TERMS EXPIRE 2026
DIRECTOR SINCE: October 1993
CHAIRMAN OF THE BOARD
Mogens C. Bay

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Mr. Bay, age 76, has been non-executive Chairman of the Company since January 2019.

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He served as Executive Chairman of the Company during 2018.

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He was Chairman and Chief Executive Officer of the Company from January 1997 through December 2017, and President and Chief Executive Officer of the Company from August 1993 through December 1996.

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Mr. Bay previously served as a director of Peter Kiewit Sons’, Inc. and of ConAgra Foods, Inc.

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Mr. Bay holds dual United States and Danish citizenship.

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Mr. Bay’s 40 years of experience with Valmont provides an extensive knowledge of Valmont’s operating companies and its lines of business, its long-term strategies and domestic and international growth opportunities.

2025 Proxy Statement 7

Item 1: Board of Directors and Election of Directors
DIRECTOR SINCE: September 2020
BOARD COMMITTEES: Audit Committee Governance and Nominating Committee
Ritu Favre

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Ms. Favre, age 56, is the Group President, Test & Measurement Segment, Emerson Electric since October 2023. Emerson Electric had revenue of $17.5 billion in 2024.

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She was previously the Executive Vice President of Business Units at National Instruments November 2022-October 2023; Executive Vice President and General Manager of Semiconductor and Electronics; Aerospace, Defense, and Government; and Transportation Business Units at National Instruments January 2021-November 2022; and Senior Vice President and General Manager of the Semiconductor Business at National Instruments (2019-2021).

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She was the Chief Executive Officer NEXT Biometrics (2017-2019) and the Senior Vice President, Biometrics Products Division, Synaptics (2014-2016).

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Ms. Favre self-identifies as Asian.

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Ms. Favre previously served on the board of directors of Cohu, Inc., a public semiconductor manufacturing company.

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Ms. Favre holds a Master of Science in Electrical Engineering and has 30 years of experience specializing in the development and management of technology solutions.

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Her engineering, technology, information security and related management experience provides a valuable resource of strategic input to the Valmont board of directors.

DIRECTOR SINCE: October 2019
BOARD COMMITTEES: Human Resources Committee
Richard A. Lanoha

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Mr. Lanoha, age 57, has been President and Chief Executive Officer of Peter Kiewit Sons’ Inc. and Kiewit Corporation since January 2020.

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He was President and Chief Operating Officer of Kiewit 2016-2019.

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He was President of Kiewit Energy Group 2012-2016 and Executive Vice President of Kiewit Industrial Group responsible for Kiewit Energy and Kiewit Power divisions of Kiewit 2010-2012.

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Kiewit’s revenues were in excess of $16 billion in 2024.

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Mr. Lanoha has management experience of infrastructure construction operations at Kiewit and his experience provides a valuable resource of strategic and oversight input to the Valmont board of directors.

8 2025 Proxy Statement

Item 1: Board of Directors and Election of Directors
BOARD OF DIRECTORS DIVERSITY
The following diversity matrix applies to ten members of our board of directors following the Annual Meeting.
	Male	Female
Gender	■ ■ ■ ■ ■ ■	■ ■ ■ ■
African American Directors		■
Asian Directors		■
Directors with Non-U.S. or Dual Citizenship	■ ■
Independent Directors	■ ■ ■ ■ ■ ■	■ ■ ■
Directors joining Board since October 2019	■ ■	■ ■ ■
BOARD OF DIRECTORS SKILLS AND EXPERIENCE
The following matrix provides information regarding the ten members of our Board following the Annual Meeting, including certain types of knowledge, skills and experience possessed by one or more or our directors, which our Board believes are relevant to our business and industry. The matrix does not encompass all of the knowledge, skills and experience of our directors.
Board leadership experience	■ ■ ■ ■ ■ ■ ■ ■ ■ ■
Industrial / manufacturing experience	■ ■ ■ ■ ■ ■ ■ ■
Financial Background	■ ■ ■
International experience	■ ■ ■ ■ ■ ■ ■
Corporate governance and oversight background	■ ■ ■ ■ ■ ■ ■ ■ ■ ■
Engineering experience	■ ■ ■ ■
Operations experience	■ ■ ■ ■ ■ ■ ■ ■ ■ ■
Information technology experience	■ ■ ■ ■ ■
Technology / R&D experience	■ ■ ■ ■ ■ ■ ■
Information technology experience includes management background experience in the areas of information technology policy in governance, risk management, assessment, evaluation, architecture and engineering, or planning. Technology/R&D experience includes management experience in various technologies and related development activities.
2025 Proxy Statement 9

Item 1: Board of Directors and Election of Directors
BOARD COMMITTEES
The Board has the following standing committees: Audit; Human Resources; and Governance and Nominating.
AUDIT COMMITTEE
The current members of the Audit Committee are directors den Daas (Chair), Neary, Paglia, Milliken and Favre. Following the retirement of Mr. den Daas in April 2025, Ms. Favre will become Chair of the Committee. All members of the Audit Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website at investors.valmont.com. The 2024 report of the Audit Committee is included in this proxy statement.
The Audit Committee met six times during 2024. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company’s independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Committee also oversees the Company’s risk with respect to operational, compliance and financial matters including legal, insurance, information technology and cybersecurity matters. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission.
The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles, and the Company’s internal control processes. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person. The Audit Committee reviews and approves or disapproves any material related person transaction, i.e., a transaction in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer or related person has a direct or indirect material interest. The Audit Committee reports to the board of directors any such material related person transaction that it approves or does not approve.
HUMAN RESOURCES COMMITTEE
The current members of the Human Resources Committee are directors Neary (Chair), Paglia, Lanoha, Robinson-Berry and Caplan. All members of the Human Resources Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website at investors.valmont.com. The report of the Human Resources Committee is included in this proxy statement.
The Human Resources Committee met four times during 2024. The Human Resources Committee assists the board in fulfilling its responsibilities relating to compensation of the Company’s directors, executive officers, corporate officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Committee oversees the Company’s risk with respect to human capital resources and compensation matters; the Committee also oversees and receives reports on labor practices, human rights policies, employee health and safety, and employee diversity and inclusion. The Human Resources Committee annually reviews and approves corporate goals and objectives for the chief executive officer’s compensation and evaluates the chief executive officer’s performance in light of those goals and objectives. The Human Resources Committee, together with the other independent directors, determines the chief executive officer’s compensation. The Committee also approves incentive compensation plans and equity-based plans for executive officers and other selected employees. The Committee reviews the Company’s management level organization and programs for management development and succession planning and reviews reports from management on human resources topics as determined by the Committee. The Human Resources Committee has established stock ownership and retention guidelines for company officers, which are described in this proxy statement in Corporate Governance — Governance Actions. The board, upon recommendation of the Human Resources Committee, has established stock ownership guidelines for Company directors, which are described in this proxy statement in Corporate Governance — Governance Actions.
The Human Resources Committee has the authority to retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Committee has engaged the services of Frederic W. Cook & Co., Inc. (FW Cook), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Committee and does not perform any services for the Company. The Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.
10 2025 Proxy Statement

Item 1: Board of Directors and Election of Directors
GOVERNANCE AND NOMINATING COMMITTEE
The current members of the Governance and Nominating Committee are directors Milliken (Chair), Freye, den Daas and Favre. All members of the Governance and Nominating Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website at investors.valmont.com.
The Governance and Nominating Committee met four times during 2024. The Governance and Nominating Committee assists the board by (1) recommending to the board corporate governance principles for the Company, (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fill vacancies on the board, (3) overseeing the Company’s risk with respect to governance structure and related matters, including shareholder engagement, (4) overseeing environmental, health and safety and social risks and (5) overseeing sustainability matters, including climate change, energy management, water standards and carbon management. The Committee was delegated during 2024 oversight duties previously performed by the ESG Committee. The Committee oversees Board leadership, succession, onboarding and education. The Committee coordinates the annual self-evaluation by the directors of the board’s performance, the CEO’s performance and the annual performance evaluation by each committee of the board. The Committee oversees the Company’s process for consideration of nominees to the Company’s board of directors. The process is described in Director Nomination Process.
2025 Proxy Statement 11

Governance, Human Capital and Sustainability Highlights
The board of directors has oversight responsibility for risks affecting the Company. The Board has delegated risk oversight with respect to operational, compliance and financial matters, including legal, insurance, cybersecurity and information technology risk, to the Audit Committee. The Board has delegated risk oversight with respect to compensation matters and human capital resource matters to the Human Resources Committee; the Committee also oversees and reviews Company reports on labor practices, human rights policies, employee health and safety, and employee diversity and inclusion. The Board has delegated risk oversight with respect to governance structure related matters, including shareholder engagement, to the Governance and Nominating Committee; the Committee oversees board leadership, succession, onboarding and education. The Board has delegated oversight of policies and operational controls of environmental, health and safety, and social risks to the Governance and Nominating Committee; the Committee also oversees sustainability matters including climate change, energy management, water standards and carbon management.
CORPORATE GOVERNANCE HIGHLIGHTS
DIRECTOR INDEPENDENCE AND BOARD LEADERSHIP
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Nine of the ten directors serving after the annual meeting are independent.

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All Board committees are fully independent.

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Lead independent director presides at executive sessions of the independent directors.

BOARD REFRESHMENT & DIVERSITY
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Five directors have joined the Board since October 2019.

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There is an established retirement age for directors.

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Four directors are women, including one African American and one who self-identifies as Asian. Of the directors serving after the annual meeting, two directors were born outside of the United States and two currently have non-U.S. citizenship or dual citizenship.

GOVERNANCE BEST PRACTICES
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The Board has established a majority voting system for the election of directors.

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Directors and executive officers are required to hold shares at multiples of their retainer or salaries.

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Our executive clawback policy provides for the recovery of erroneously awarded equity compensation following a financial restatement due to material noncompliance with financial reporting requirements.

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We have a broader compensation recoupment policy applicable to employees in the event of financial restatements due to fraud.

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Directors, executive officers and corporate officers are prohibited from engaging in pledging or hedging of Company stock.

HUMAN CAPITAL RESOURCES HIGHLIGHTS
WORKFORCE AND POLICIES
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The Human Resources Committee receives periodic reports on workforce profile; recruiting, retention, advancement and compensation; and employee wellbeing and engagement, safety and health and welfare benefits.

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Our Code of Business Conduct, published on our website at investors.valmont.com, is provided to help each Valmont employee do the right thing. The Code is our guide to what customers, suppliers, colleagues, shareholders and communities expect of us, and ultimately, what we expect of ourselves which is to act responsibly and to treat each other fairly and with respect.

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There are approximately 6,340 employees in the United States and approximately 4,600 employees outside the United States.

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Our Human Rights Policy, published on our website at investors.valmont.com, requires equal opportunity and fair treatment. The Policy prohibits discrimination on the basis of age, race, disability, ethnicity, marital or family status, origin, religion, gender, sexual orientation, veteran status or gender identity.

12 2025 Proxy Statement

Governance, Human Capital and Sustainability Highlights
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Our Political Contributions Policy prohibits the use of Company funds for political purposes.

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There is an international whistleblower system implemented for all global employees.

RECRUITMENT, RETENTION AND ADVANCEMENT
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Our compensation program provides competitive base salaries, annual performance-based incentives for many employees, and annual equity grants to over 300 employees. Employees and their families are offered a comprehensive total well-being benefits package to ensure their personal and family’s overall wellness needs are met including emotional health support, medical and dental insurance, paid time off, employer paid life insurance and short term and long term disability, retirement plans, and voluntary programs like tobacco cessation, Type 2 diabetes reversal, cardiovascular monitoring, mortgage services, home and auto insurance and health coaching.

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All qualified applicants receive consideration for employment. The Company receives over 58,000 applications for over 2,000 open positions each year. During 2024, approximately 40% of all open positions were filled from within or referred from current employees.

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The Board of Directors annually reviews high performing and high potential talent, diverse talent and a succession plan for critical roles.

SAFETY
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We are committed to creating a culture where a healthy and safe workplace is recognized by everyone as essential to our success.

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The Human Resource Committee receives periodic safety reports, including total recordable incident rates and lost time incident rates within Valmont. The Company reported in 2024 a 29% reduction in total recordable incident rates since 2022 and a 20% reduction in lost time incident rates since 2022.

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Valmont has a service called WorkCare Incident Intervention to help improve the health and safety of our employees in the United States. This service provides immediate and ongoing support to employees who have been involved in a workplace incident and includes a team of trained professionals and an incident management system.

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We have implemented a Health and Safety Playbook globally to ensure all operations adhere to health and safety standards. The Playbook outlines Valmont activities and policies specific to life saving initiatives, occupational health, and business continuity. The Playbook is designed to lead to a reduction in workplace incidents and injuries, and improve compliance with applicable regulations.

SUSTAINABILITY HIGHLIGHTS
OVERVIEW
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CEO Applbaum statement:

Valmont is committed to innovate, engineer and manufacture sustainable solutions to increase climate resilience by addressing food insecurity, providing stronger infrastructure and enabling the delivery of reliable energy sources. Our commitment to conserving resources and improving life is deeply integrated into our business model, not only supporting our employees, the communities in which we operate, our customers and the planet, but also ensuring the long-term success and resilience of our business.
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Valmont’s sustainability disclosures, include our Sustainability Report, which contains a Sustainability Annex, EEO-1 Report, SASB Disclosure Report, GRI Report, and TCFD Disclosure. Our Sustainability White Paper and Climate White Paper are published on our website at valmont.com/sustainability. We also publish data on our website relating to energy consumption, water usage, waste and greenhouse gas emissions.

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Valmont’s sustainability initiative was launched in 2015, with measurements focused on electricity, hazardous and non-hazardous waste, combustion fuel, and water usage.

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In 2020, Valmont added a climate change statement to our website, reported on Scope I emissions and the Company’s carbon footprint. The Company also began an electric vehicle program, collected Scope II emissions data, and assessed global combustion fuel goals.

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In 2023, we extended our LED lighting goal (“90/90” program) by one year and report that 90% of our manufacturing facilities have achieved 90% LED lighting transition globally.

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The Company has published the following 2025 sustainability goals on our website: ten percent reduction in carbon emissions, ongoing efforts to reduce normalized electricity usage, nineteen percent reduction in global combustion fuel mobile source emissions and one hundred percent of Valmont’s global manufacturing facilities to adopt low-flow water fixtures for non-production areas; all based on a 2018 baseline.

2025 Proxy Statement 13

Governance, Human Capital and Sustainability Highlights
OPERATIONS
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We strive to improve our use of raw materials, energy and water in the manufacture of our products and provision of our services, and we work to reduce emissions, discharges and wastes generated by our operations.

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Our solar energy and infrastructure products play an important role in the transition to a clean energy economy.

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Our lighting, transportation and sign structures products support community safety efforts, the decongestion of traffic flows and reduction of auto emissions.

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Our wireless communication products help bring reliable high-speed broadband connectivity to both rural and urban areas.

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Our irrigation systems and technology solutions promote the efficient use of water worldwide.

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Our coatings process extends the lifespan of steel structures, allowing for increased protection from weather events and less maintenance throughout the life of the structure.

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The Daugherty Water for Food Global Institute, initially funded by Valmont’s founder Robert B. Daugherty, is organized to improve water management in agriculture and food systems to ensure sustainable food and water security in the face of population increases and a changing climate.

CLIMATE CHANGE
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We believe our electricity distribution infrastructure products, solar products, and irrigation systems for the efficient use of water for agriculture have resiliency and positively prepare for and respond to the effects of climate change.

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The Board receives quarterly reports by the business leadership teams which include information on innovation required to existing products and/or development of new products to withstand changing climate conditions and extreme weather events and changes in product preferences due to climate change.

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The Board receives quarterly reports with respect to sustainability goals and initiatives, including climate change reports and communications.

INFORMATION TECHNOLOGY AND CYBERSECURITY
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Our information security program covers a range of cybersecurity activities with a primary objective of protecting and maintaining the confidentiality, integrity and availability of information for our business and customers. The program and our systems are designed to identify and mitigate information security risks and data privacy breaches.

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The Audit Committee receives regular reports on Valmont’s risk and compliance with respect to information technology, cybersecurity data privacy and segregation of duty performance.

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Valmont measures its security performance against the ISO 27001 Framework and Enterprise Risk Management strategies.

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Risk mitigation processes include cybersecurity incident response plan, security awareness training, cybersecurity risk assessment, third party partnerships for threat intelligence, incidence response / escalation and attack surface monitoring.

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Valmont has not experienced a material information security breach in the past three years.

14 2025 Proxy Statement

Corporate Governance
Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont’s businesses and to maintaining Valmont’s integrity in the marketplace.
OVERVIEW
The board of directors has adopted corporate governance principles which are set out in the Investor Relations section of the Company’s website at investors.valmont.com. The following corporate governance documents also appear on the Company’s website and these documents and the Company’s Corporate Governance Principles are available in print to any shareholder upon request to the Corporate Secretary:
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Code of Business Conduct

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Code of Ethics for Senior Officers

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Audit Committee Charter

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Human Resources Committee Charter

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Governance and Nominating Committee Charter

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Procedures for bringing concerns or complaints to the attention of the Audit Committee

The board met five times over eight days during 2024. All directors attended at least 75% of all board meetings and all meetings of Committees on which the director served. Directors are encouraged to attend the annual shareholders’ meeting and all Company directors attended the 2024 annual shareholders’ meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company’s website.
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
The board’s leadership structure in 2024 consisted of a Non-Executive Chairman and a Lead Director. Mr. Bay became Non-Executive Chairman in 2019. All board members have substantial business experience and all board members, with the exception of the Chief Executive Officer, are independent within the meaning of the Company’s corporate governance principles and the NYSE Listing Standards. The Company’s independent directors meet in executive session without management present at every board meeting. The Chief Executive Officer periodically updates the board on succession planning for key officers and the board reviews CEO succession planning in detail annually.
The board has established the position of Lead Director. The position is currently filled by independent director Catherine James Paglia. The lead director presides at executive sessions of the independent directors, approves director meeting agendas, has the ability to call meetings of the independent directors, reviews the membership of board committees, and serves as a liaison between the independent directors and the Chief Executive Officer. Interested parties who wish to contact the board of directors or the lead director may communicate through the Lead Director by writing to: Lead Director of Valmont Board of Directors, Valmont Industries, Inc., 15000 Valmont Plaza, Suite 202, Omaha, Nebraska 68154.
The board has oversight responsibility for risks affecting the Company. The board has delegated risk oversight with respect to operational, compliance and financial matters including legal, insurance, information technology and cybersecurity risk to the Audit Committee. The board has delegated risk oversight with respect to human capital resources and compensation matters and labor practices, human rights policies, employee health and safety, and employee diversity and inclusion to the Human Resources Committee. The board has delegated risk oversight with respect to governance structure related matters and shareholder engagement, and board leadership, succession, onboarding and education to the Governance and Nominating Committee. The board has delegated risk oversight of policies and operational controls of environmental, health and safety, and social risks, and oversight of sustainability matters, including climate change, energy management, water standards and carbon management, to the Governance and Nominating Committee.
GOVERNANCE ACTIONS
The board of directors and board committees have taken a number of corporate governance actions. The more significant actions include:
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The board of directors has approved bylaws which adopt a majority voting system for the election of directors.

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The board of directors has adopted director stock ownership guidelines. The guidelines provide that directors should own Valmont common stock with a value at least equal to five times the director’s annual retainer. Directors have five years after joining the board to meet the guidelines.

2025 Proxy Statement 15

Corporate Governance
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The board of directors has adopted stock ownership and retention guidelines for senior management. The guidelines require an equity position having a value of 6.0 times base salary for the Chief Executive Officer, 2.5 times base salary for the Chief Financial Officer, Executive Vice Presidents, and Group Presidents, 1.5 times base salary for Senior Vice Presidents, and 1.0 times base salary for other corporate officers. The officers are required to retain 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. The Company also has a policy prohibiting stock hedging and stock pledges applicable to directors and officers.

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The board of directors has adopted a written clawback policy pursuant to SEC and NYSE rules applicable to executive officers. The policy provides for the recovery of incentive based compensation awarded to current and former executive officers that is received in a three-year period preceding a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under securities laws.

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The board of directors has adopted a broader compensation recoupment policy applicable to any employee who receives incentive awards. The policy generally provides that if Valmont is required to restate its financial statements, due to material noncompliance with any financial reporting requirements, the board of directors may require reimbursement of all or any part of any cash or stock award based on an incentive plan that relates to the performance of Valmont, if the employee engaged in certain conduct which caused or contributed to the need for the restatement. The board of directors has the right to apply the recoupment policy in all cases to the Chief Executive Officer, Chief Financial Officer and Group President (if the conduct occurred in the Group) if an employee engaged in the designated conduct.

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The Human Resources Committee has engaged FW Cook as its independent executive compensation consulting firm. The Company does not engage FW Cook for any services beyond their support of the Human Resources Committee.

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The board of directors has adopted an insider trading policy. A copy is filed with the 2024 Form 10-K. The policy prohibits directors, officers and employees from trading in Company securities when in possession of material nonpublic information and requires Company insiders to trade during quarterly trading window periods and to pre-clear transactions. As provided in the policy, from time to time, Valmont may engage in transactions in its own securities. Valmont’s policy is to comply with all applicable securities and state laws (including appropriate approvals by the Valmont Board of Directors) when engaging in transactions in Valmont securities. Valmont purchases its securities pursuant to the board-authorized share repurchase program either during quarterly trading windows established for Valmont insiders or pursuant to written trading plans complying with SEC Rule 10b5-1.

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The Human Resources Committee generally grants equity awards at regularly scheduled meetings in February (for performance share units) and December (for stock options and restricted stock units) of each year and does not time the granting of equity awards to the disclosure of material nonpublic information or to the fluctuation in the market value of the Company’s common stock.

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The Company does not have a Shareholder Rights Plan.

BOARD INDEPENDENCE
The board of directors is composed of a substantial majority of independent directors. The board has established independence standards for Valmont’s directors. These standards are set forth below and are contained in the Company’s Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:
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A director will not be independent if, within the preceding three years (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director as an executive officer or which employed an immediate family member of the director as an executive officer, or (3) the director or the director’s immediate family member received more than $120,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

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A director will not be independent if (1) the director is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company’s consolidated gross revenues or (ii) Valmont’s consolidated gross revenues.

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A director will not be independent if (1) the director or an immediate family member is a current partner of Valmont’s independent auditor, (2) the director is an employee of Valmont’s independent auditor, (3) the director has an immediate family member who is a current employee of Valmont’s independent auditor who personally works on Valmont’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont’s independent auditor and personally worked on Valmont’s audit within that time.

16 2025 Proxy Statement

Corporate Governance
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Tax-exempt organizations to which Valmont makes contributions shall not be considered “companies” for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such tax-exempt organization’s consolidated gross revenues.

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For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who satisfy the above independence standards. The board’s determination of each director’s independence is disclosed annually in the Company’s proxy statement.

The board has determined that all directors except Mr. Applbaum (the Company’s Chief Executive Officer) have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Principles and the NYSE listing standards. The Directors determined that purchases from a subsidiary of Peter Kiewit Sons’ Inc. (a construction company with in excess of $16 billion revenue) were in the ordinary course of business and immaterial.
DIRECTOR NOMINATION PROCESS
The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company’s Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations as described in Shareholder Proposals. In 2020, the Committee retained the services of an independent director search firm which resulted in the addition of Joan Robinson-Berry and Ritu Favre to the Board in 2020 and Deborah Caplan in 2024.
The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.
The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company’s Corporate Governance Principles, including:
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Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

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Board skill needs, taking into account the experience of current board members, the candidate’s ability to work in a collaborative culture with other board members, and the candidate’s qualifications as independent and qualifications to serve on the Audit Committee, Human Resources Committee, and/or Governance and Nominating Committee.

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Diversity, including gender, race and national origin.

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Both domestic and international business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees, by telephone, video or in person. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee. The Committee assesses the effectiveness of its policies in determining nominees for director as part of its annual performance evaluation.
2025 Proxy Statement 17

Compensation Discussion and Analysis
GENERAL
The following compensation discussion and analysis provides information which the Human Resources Committee of the board of directors (the Committee) believes is relevant to an assessment and understanding of Valmont’s executive compensation programs. This discussion should be read in conjunction with these sections of the proxy statement: (1) the summary compensation table and related tables, (2) the Committee information in the corporate governance section and (3) the compensation summary in the advisory vote on executive compensation section.
SAY-ON-PAY VOTE
Valmont conducted its first advisory vote on executive compensation in April 2011. The compensation resolution has passed with at least 95% of the vote in each year, including 95.5% in 2024. Valmont’s shareholders in April 2023 cast 97.0% of their votes in favor of an annual frequency say-on-pay vote. The board of directors and the Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.
COMPENSATION OBJECTIVES AND STRATEGIES
Valmont’s executive compensation programs, policies and practices are approved by the Committee. The compensation programs apply to executive officers and to certain key employees who are not executive officers. The programs specifically apply to the executive officers listed in the summary compensation table (named executive officers).

■ Provide target total compensation levels at competitive market rates to attract, retain, motivate and reward the performance of executive officers and other key employees;

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Direct management focus to (1) the long-term growth of the Company, (2) enhance shareholder value, and (3) ensure that executive officers have significant equity ownership without increasing dilution over acceptable levels; and

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Pay for performance by providing performance-based incentive plans measured against pre-established targets, with no guaranteed minimum payment provisions, and with actual payments above median market levels for exceeding performance targets and below median market levels if performance targets are not achieved.

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Target total compensation evaluated by position, on an annual basis, against like positions in companies of similar sales volume, according to data provided by the Committee’s independent compensation consultant; and

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Base pay, annual incentives and long-term incentives targeted at market median levels, such that actual compensation will be above median if performance exceeds targets and below median when performance is below targets.

The Committee has engaged FW Cook as the Committee’s independent executive compensation consultant. FW Cook reports directly to the Committee and provides advice to the Committee on the structure and amounts of executive and non-employee director compensation. FW Cook provides no other services to the Company.
COMPENSATION PROCESSES AND PRACTICES
The Committee follows certain processes and practices in connection with the structure and implementation of executive compensation plans.
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The elements of target total compensation are reviewed annually against general industry survey data and a peer group developed by FW Cook and approved by the Committee. The Committee uses the survey data and peer group information to assess the competitiveness of target compensation levels and pay mix for the CEO, CFO and other executives.

18 2025 Proxy Statement

Compensation Discussion and Analysis
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The Company has used as its primary benchmark surveys based on market data provided by FW Cook adjusted to provide market compensation levels for companies within a range of Valmont’s annual revenues. For 2024 compensation established in December 2023 (for 2024 base salaries) and February 2024 (for 2024 incentive plans), the Committee used a national general industry survey of approximately 500 companies. The survey data was size-adjusted to Valmont’s 2023 revenues of approximately $4.2 billion. The competitive medians referenced below for base salary, target annual incentives and target long-term incentives are the competitive medians based on the survey data.

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For 2025 compensation established by the Committee in December 2024 (for 2025 base salaries) and February 2025 (for 2025 incentive plans), the Committee again used a national general industry survey provided by FW Cook of approximately 500 companies. Similarly, the survey data was size-adjusted to Valmont’s 2024 revenues of approximately $4.1 billion.

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The Committee also used a peer group developed by FW Cook as a supplemental benchmark of CEO and CFO target pay levels. FW Cook advised that, due to differences in the jobs of the individuals reported in the proxies of the peer group companies, consistent and reliable comparable compensation information was available only for the CEO and CFO. The peer group for 2024 compensation consisted of the following seventeen companies:

■ Acuity Brands	■ Crane Co.	■ Regal Rexnord
■ Arcosa	■ First Solar	■ Snap-on
■ Barnes Group	■ FlowServe Corporation	■ Toro Company
■ Belden	■ Hubbell	■ Watts Water Technologies
■ Carlisle Companies	■ Pentair	■ Xylem
■ Comfort Systems	■ Qorvo

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The Company’s revenues ($4.1 billion for 2024) approximated the median of the peer group (also $4.1 billion).

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The Committee also reviews a tally sheet with respect to the total compensation (target and actual) of each named executive officer and each group president. The Committee utilizes tally sheets as a reference point to ensure that the Committee has a comprehensive picture of the compensation paid and payable to each executive officer. The Committee uses market data provided by FW Cook as one of the primary factors in executive compensation decisions and the tally sheets are not determinative with respect to any particular element of compensation.

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The compensation programs provide for both cash and equity elements. Base salary and annual incentives are paid in cash. Long-term incentives for the 2022-2024 and subsequent long-term plans consisted of Company performance share units (“PSUs”) payable in Valmont stock. Stock options and restricted stock units (“RSUs”) are settled in equity.

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The Committee determines the mix of cash and equity compensation. The Committee has no pre-established policy for the allocation between either cash and equity or short-term and long-term incentive compensation and uses the market data provided by FW Cook to inform the appropriate level of each compensation program element. The Committee believes that a majority of an executive’s overall compensation opportunity should be incentive-based.

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The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current strategies, objectives and performance goals.

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The Committee’s policy is to establish base salary, target annual incentives and long-term incentive grant values with targets at or near the competitive median level and potential payouts of incentives up to 200% of target when performance significantly exceeds targets. The annual incentive and long-term incentive targets are established for each executive officer by using a percentage of base salary that is generally aligned with the competitive market median for the executive. There are no material differences in compensation policies with respect to individual executive officers.

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Executive compensation generally produces ordinary income to the executive and a corresponding tax deduction for Valmont, except for amounts deferred under Valmont’s qualified and related nonqualified plans, amounts subject to future vesting, and amounts related to stock awards which are subject to special accounting and tax provisions. Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain officers. Consequently, compensation paid to certain officers in excess of $1 million may not be deductible.

ELEMENTS OF COMPENSATION.
Valmont’s executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.
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The three components are base salary, annual performance incentives, and long-term performance incentives (which consist of equity incentives). For 2024, base salary accounted for approximately 18.6% of the total target annualized compensation of the ongoing named executive officers and incentive compensation accounted for approximately 77.3% of such total compensation.

2025 Proxy Statement 19

Compensation Discussion and Analysis
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Valmont’s executive officers do not have employment agreements.

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Valmont’s executive officers do not have agreements providing for special payments in the event of a termination of employment or a change-of-control of Valmont. Valmont’s 2022 Stock Plan provides for accelerated vesting of non-vested amounts in the event of an involuntary termination following a change-of-control. See Potential Payments Upon Termination or Change-in-Control.

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Valmont does not have a pension plan. Valmont’s executive officers do participate in its 401(k) Plan and also participate in the related non-qualified supplemental benefit plan.

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Valmont does not maintain a perquisite program for its executive officers. Amounts relating to the limited use of Company aircraft for personal travel are included in the summary compensation table.

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Valmont has an executive compensation recoupment policy covering cash and equity described on page 12. The policy is broader than the SEC-required Policy for the Recovery of Erroneously Awarded Compensation.

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Valmont has policies prohibiting hedging and pledging of Company stock by directors and officers.

2024 EXECUTIVE LEADERSHIP CHANGES
On August 22, 2024, Thomas Liguori joined Valmont as Executive Vice President and Chief Financial Officer. Mr. Francis who had served as Valmont’s Interim Chief Financial Officer since July 11, 2023 continues as Chief Accounting Officer. The Committee approved compensation for Mr. Liguori as follows: (i) base salary of $650,000 per year. (ii) annual short-term incentive target bonus at 80% of base salary, prorated for 2024, (iii) target long-term performance incentives at 80% of base salary with participation in the 2023-2025 and 2024-2026 long-term incentive plans, prorated from his start date, (iv) participation in the stock element of Valmont’s long-term incentive plans, with eligibility for a grant in December 2024 with a target value of 160% of base salary, (v) participation in Valmont’s non-qualified deferred compensation plan, VERSP 401(k) plan, health and welfare benefit plans, (vi) a new hire equity grant for equity replacement award of $160,000 in restricted unit stock units as of his start date, with three-year tiered vesting, and (vii) a relocation package.
On June 7, 2024, Valmont entered into a separation agreement with Aaron Schapper specifying the terms of his separation, determined by the Committee to be without cause, and transition of his duties and responsibilities. Pursuant to the agreement, Mr. Schapper remained in the employ of Valmont to provide certain consulting services as requested until December 28, 2024. He agreed to confidentiality, cooperation and restrictive covenants as provided in the agreement. In consideration of the foregoing he continued to receive his base salary and health benefits until the end of his employment. Subject to conditions in the agreement, he received (i) cash severance according to Valmont’s general severance policy, equal to 20 weeks of his base salary plus one week for each year of his service (13 weeks), (ii) his previously awarded time-vesting RSUs and stock options continue on the grant date terms to vest while he was employed (until December 28, 2024), and (iii) he continued to participate at his previously granted performance award levels on the grant date terms in Valmont’s 2024 short-term incentive plan and on a prorated basis (to December 28, 2024) in the 2022-2024, 2023-2025 and 2024-2026 long-term incentive plans and certain of his performance-based RSUs. His time-vesting RSUs, stock options and PSUs that were not vested by December 28, 2024 were forfeited.
On August 30, 2024, Valmont entered into a separation agreement with T. Mitchell Parnell specifying the terms of his separation, determined by the Committee to be without cause, and transition of his duties and responsibilities. Pursuant to the agreement, Mr. Parnell remained in the employ of Valmont to provide certain consulting services as requested until January 3, 2025. He agreed to confidentiality, cooperation and restrictive covenants as provided in the agreement. In consideration of the foregoing he continued to receive his base salary and health benefits until the end of his employment. Subject to conditions in the agreement, he received (i) cash severance according to Valmont’s general severance policy, equal to 20 weeks of his base salary plus one week for each year of his service (7 weeks), (ii) his previously awarded time-vesting RSUs and stock options continue on the grant date terms to vest while he was employed (until January 3, 2025), and (iii) he continued to participate at his previously granted performance award levels on the grant date terms in Valmont’s 2024 short-term incentive plan and on a prorated basis (to December 28, 2024) in the 2022-2024, 2023-2025 and 2024-2026 long-term incentive plans and 50% ($500,000) of a 2024-2025 special performance incentive. His time-vesting RSUs, stock options and PSUs that were not vested by January 3, 2025 were forfeited.
2024 COMPENSATION PROGRAM ELEMENTS
BASE SALARY
Base salary is targeted at the competitive median level. Competitive median levels for 2024 were provided by FW Cook based on national general survey data which was the primary market reference point. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers and other key employees are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.
20 2025 Proxy Statement

Compensation Discussion and Analysis
The Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers and other key employees (other than the Chief Executive Officer). The annual salary plan is developed by the Company’s Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on national surveys of companies with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The salary plan is modified as deemed appropriate and approved by the Committee. The Committee reviews and establishes the base salary of the Chief Executive Officer based on competitive compensation data provided by FW Cook using data for similar sized companies and the Committee’s assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.
The Committee continued the Company’s combined matching contribution under the Valmont Employees Retirement Savings Plan (a 401(k) plan) and related Restoration Plan (a non-qualified plan in place since 2002 designed to restore benefits otherwise limited by IRS regulations). The Company’s contributions to such plans for 2024 compensation (4.5% of covered compensation) for the named executive officers (which matched the amounts contributed by such executive officers) are set forth in the Non-Qualified Deferred Compensation table.
Based on the factors described above, the Committee in December 2023 reviewed the base salaries of executive officers for 2024. The base salary for Mr. Applbaum was increased 7% to $1,106,000 and Mr. Parnell’s base salary was increased 18% to $508,000 based in part on his efforts in connection with the CEO transition. The base salaries for Messrs. Schapper, Donahue, Massey and Francis and Ms. Larkin were each increased 3.5% to $749,174, $621,000, $416,303, $408,655 and $452,088, respectively. In connection with his appointment as CFO in August 2024, Mr. Liguori’s base salary was set at $650,000.
The Committee reviewed executive base salaries for 2025 in December 2024 based on the same factors described above. The base salaries for Messrs. Applbaum, Liguori, Donahue, Massey, Francis and Ms. Larkin were each increased 3.5%.
ANNUAL INCENTIVES
The Company’s short-term incentives for 2024 were established by the Committee. The Committee determined annual incentives for 2024 for corporate-level participants were based 75% on net earnings improvement and 25% on revenue growth, and for Infrastructure segment and Agriculture segment participants were based 75% on the respective segments EBIT performance and 25% on corporate net earnings improvement. Annual incentives are targeted at the competitive median level as provided by FW Cook. For 2024, each named executive officer’s annual incentive opportunity ranged from 0% to 200% of the target, depending on the level of achievement of the Company’s performance goals. For named executive officers’ 2024 annual incentives, a target incentive was established ranging from 40% to 110% of base salary, and performance goals were set based on net earnings and revenue growth results.
2024 TARGET ANNUAL INCENTIVES — PERCENTAGE OF BASE SALARY
Mr. Applbaum	110%
Mr. Liguori	80%*
Mr. Donahue	70%
Ms. Larkin	60%
Mr. Massey	40%
Mr. Francis	50%
Mr. Schapper	80%
Mr. Parnell	60%

*
Prorated from start date as CFO.

A minimum threshold level of performance had to be attained before any incentive was earned by an executive officer. Payout under the plan to any executive officer was capped at two times the target incentive. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year. The Committee may also award discretionary non-incentive-based bonuses to an executive officer to recognize exceptional performance in a particular year. No discretionary awards were made to named executive officers with respect to performance in the last three years.
The Committee approved in February 2024 participation, including executive officers, in the short-term incentive program for 2024. Each performance measure operates independently. The Committee established the measures below to be used for the incentive threshold (payout at 50% of target), target incentive (payout at target), stretch incentive (payout at 150% of target) and maximum incentive (payout at 200% of target) for both 2024 net earnings improvement and 2024 revenue growth, and for 2024 Infrastructure segment and Agriculture segment
2025 Proxy Statement 21

Compensation Discussion and Analysis
adjusted EBIT results. Payouts are linearly interpolated for performance between threshold/target and target/maximum performance levels. There is no payout for each metric for performance below threshold.
CORPORATE NET EARNINGS
(75% weight for corporate executives, 25% weight for Mr. Schapper and Mr. Donahue)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2024	$284 million	$316 million	$335 million	$355 million
REVENUE
(25% weight for corporate executives)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2024	$3,800 million	$4,181 million	$4,331 million	$4,550 million
INFRASTRUCTURE ADJUSTED EBIT
(75% weight for Mr. Donahue)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2024	$401 million	$445 million	$467 million	$490 million
AGRICULTURE ADJUSTED EBIT
(75% weight for Mr. Schapper)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2024	$122 million	$143 million	$153 million	$179 million
The threshold, target and maximum amounts for revenue growth represent total revenue numbers. The 2024 corporate net earnings were $348.3 million, which resulted in net earnings performance at 183.3% of target. The 2024 revenue was $4.075 billion which resulted in performance at 86.1% of target. The combination of the two factors resulted in an annual incentive payout for the named executive officers (other than Mr. Schapper and Mr. Donahue) at 159.0% of target for 2024. Infrastructure Adjusted EBIT and Agriculture Adjusted EBIT are each calculated by excluding from their operating incomes reported in the segment note to the company’s audited financial statements, other non-operational income/expense, typically gains and losses from foreign currency. The Infrastructure Adjusted EBIT performance for 2024 of $490.2 million resulting in performance of 200.0% of target, which when coupled with the Company net earnings performance resulted in an annual incentive payout for Mr. Donahue at 195.8% of target for 2024. The Agriculture Adjusted EBIT performance for 2024 of $137.6 million resulting in performance of 87.1% of target, which coupled with Company net earnings performance resulted in annual incentive payout for Mr. Schapper at 111.2% of target for 2024.
22 2025 Proxy Statement

Compensation Discussion and Analysis
Based on the 2024 results, annual incentive payouts for 2024 were as follows:
2024 ANNUAL INCENTIVES ($)
Mr. Applbaum	1,776,984
Mr. Liguori	260,760
Mr. Donahue	851,143
Ms. Larkin	431,292
Mr. Massey	264,769
Mr. Francis	324,881
Mr. Schapper	666,465
Mr. Parnell	484,632
The annual incentive payouts, expressed as a percentage of target, for the prior eight fiscal years, was as follows:
2023	121.3%
2022	197.6%
2021	200.0%
2020	159.4%
2019	57.7%
2018	49.8%
2017	89.8%
2016	67.0%
The Committee approved in July 2024 a performance incentive of $150,000 for Mr. Francis based on providing timely chief accounting officer services and transition services in connection with the appointment of the new chief financial officer. Mr. Francis met the performance objectives and earned the incentive. The Committee approved in February 2024 performances incentives for Mr. Parnell of $500,000 for each of 2024 and 2025 based on executive succession planning and hiring, and management performance system implementation and operation. Mr. Parnell met the performance objectives for 2024 and earned the 2024 incentive and did not receive the 2025 incentive.
LONG-TERM PERFORMANCE INCENTIVES
Long-term performance incentives for senior management in 2024 were provided in two ways: through the long-term performance share program, and through equity awards, each granted under the shareholder approved 2022 Stock Plan. Both long-term performance incentive programs (long-term performance share plan and equity awards) are targeted at competitive median levels. Competitive median levels are provided by FW Cook. For the three-year award cycle ended in 2024, each named executive officer’s long-term incentive opportunity under the performance share program ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company’s performance goals.
The current long-term performance share programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix. The Committee in February 2022 approved the performance matrixes for the award cycle ending in 2024 to encourage both the effective use of the Company’s capital and the growth of its earnings, and consequently the matrix was based on average return on invested capital or “ROIC” and cumulative compound operating income growth or “OIG”, weighted 70% ROIC and 30% OIG, at the beginning of the award cycle. Each performance measure operates independently. The Committee established the following performance measures for ROIC and OIG for the award cycle ending in 2024:
	OIG (30% Weight)	ROIC (70% Weight)	Cumulative Payout as % of Target
Maximum	15%	13.95%	200%
Stretch	10%	12.5%	150%
Target	5%	11.5%	100%
Threshold	0%	9.8%	50%
Below Threshold	Below 0%	Below 9.8%	0%
2025 Proxy Statement 23

Compensation Discussion and Analysis
The Committee in February 2022 selected the participants, including executive officers, for participation in the three-year award cycle ending in 2024. Targets for the 2022-2024 award cycle were established based on a predetermined percentage ranging from 40% to 90% of base salary, which amount was converted to PSUs valued at the Company’s stock price at the beginning of the performance period (which for the 2022-2024 performance period was a thirty-day average of $248.75). The percentage of base salary for the named executive officers was:
Percentage of Salary
Mr. Applbaum	90%
Mr. Donahue	70%
Ms. Larkin	70%
Mr. Massey	40%
Mr. Francis	50%
Mr. Schapper	90%
Mr. Parnell	60%
The performance matrix provides for the potential payouts to be increased or decreased in number based on greater or lesser levels of performance. Earned PSUs are issued at the end of the performance period, the value of payouts may be higher or lower based on the Company’s stock price performance during the award cycle. Performance incentives are generally forfeited if a participant leaves the Company before the end of the performance cycle. Prorated awards may be earned based on performance results in the event of death, disability, normal retirement, termination of employment without cause one year after grant, or a change in control. Earned PSUs are capped at two times the target number of PSUs. The Committee approves the number of PSUs to be paid following a review of results at the end of each performance cycle. Awards are paid in shares of common stock.
Based on the above described ROIC and OIG performance goals established by the Committee, the Company’s three-year average ROIC on an adjusted basis was 14.56% and the three-year cumulative compound adjusted operating income growth was 18.10%, resulting in PSUs earned for the 2022-2024 period at 200% of target. The Company’s calculation of return on invested capital for the three years is on page 30 of the 2024 Form 10-K. The 2022 adjusted operating income (GAAP operating income of $433.2 million increased by (i) $6.6 million Prospera intangible asset amortization, and (ii) $9.9 million Prospera share compensation, and reduced by (iii) $2.7 million deferred compensation expense) was $447.0 million. The 2023 adjusted operating income (GAAP operating income of $291 million increased by (i) $176 million pre-tax impairment of long-lived assets and organizational realignment expenses, (ii) $5.4 million of other pre-tax non-recurring expenses and (iii) $10.9 million Prospera pre-tax intangible asset amortization and Prospera share compensation) was $483.3 million. There were no adjustments to 2024 operating income.
The Company’s stock price during the performance period increased from a start date 30 day average of $248.75 to $306.54 which increased the value of the earned PSUs. The 2022-2024 long-term incentives were paid in Company common stock. Long-term plan shares were earned by the named executive officers as follows:
2022-2024 EARNED LONG-TERM INCENTIVES
Mr. Applbaum	4,652 shares
Mr. Donahue	2,798 shares
Ms. Larkin	2,362 shares
Mr. Massey	1,230 shares
Mr. Francis	1,526 shares
Mr. Schapper	5,036 shares
Mr. Parnell	1,982 shares
24 2025 Proxy Statement

Compensation Discussion and Analysis
The long-term incentive earnouts, expressed as a percentage of target, for the three-year periods ending in the eight prior fiscal years, was as follows:
2023	200%
2022	190.0%
2021	88.6%
2020	0%
2019	65.8%
2018	114.3%
2017	0%
2016	0%
Mr. Schapper and Mr. Parnell participated in the 2023-2025 and 2024-2026 long-term incentive plans until December 28, 2024 and received on a prorated basis 2,065 and 1,793 shares respectively for Mr. Schapper and 821 and 809 shares for Mr. Parnell respectively, under the plans based on the projected level of achievement as determined by the Committee in February 2025.
In February 2024, the Committee selected the participants and established the performance goals for the 2024-2026 award cycle; the performance goals for the cycle ending in 2026 are again based on a combination of growth in operating income and return on invested capital weighted 70% to ROIC and 30% to OIG, with each metric independently weighted. Targets were established for named executive officers based on a percentage of base salary ranging from 50% to 207.5% and performance targets established at 14.4% average ROIC and 10% OIG growth. Any 2024-2026 long term incentive award will be paid in shares of common stock.
STOCK INCENTIVES AND OWNERSHIP GUIDELINES
The board of directors, upon recommendation of the Committee, has established stock ownership and retention guidelines for senior management. The guidelines require an equity position (shares owned and restricted share units held) having a value of 6.0 times base salary for the Chief Executive Officer, 2.5 times base salary for the Chief Financial Officer, Executive Vice Presidents and Group Presidents, 1.5 times base salary for senior vice presidents and 1.0 times base salary for other corporate officers. The officers are required to retain 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. All ongoing named executive officers currently meet the targets using the closing stock price on the March 3, 2025 record date with the exception of Mr. Liguori who joined the Company in 2024.
Long-term stock incentives are provided through grants of stock options and RSUs to executive officers and other key employees pursuant to the shareholder approved 2018 Stock Plan and 2022 Stock Plan. The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Such grants for executive officers were in 2022, 2023 and 2024 made at the regularly scheduled Committee meeting in December of each year as part of the compensation for the upcoming year. Stock options are exercisable at the market value on the date of grant and have value only if the Company’s stock price increases. Stock options granted during 2024 vest beginning on the first anniversary of the grant in equal amounts over three years and expire ten years after the date of grant.
Employees must be employed by the Company at the time of vesting in order to exercise the options. Options granted in 2024 also vest on death, disability and involuntary termination following a change-of-control. If an employee retires after age 62 (with five years of service), options continue to vest and be exercisable according to the original terms. The Company’s stock plans prohibit repricing. RSUs granted during 2024 vest in no less than three equal installments beginning on the first anniversary of the grant; the units also vest on death, disability and involuntary termination following a change-of-control, and vesting is prorated if an employee retires after age 62 (with five years of service) or for an involuntary termination one year after grant.
The Committee establishes the number and terms of the options and RSUs granted under the stock plans. The Committee established the terms and provisions of such equity grants based on industry standards as provided to the Committee by its independent compensation consultant. The Committee established the number of options and RSUs to each executive officer so that the aggregate long-term incentive compensation would be targeted at competitive median levels. The value used in determining the number of stock options granted to each executive officer was computed based on the Company’s estimate of the options’ fair value at the time of grant, using the valuation assumptions described in the following sentence. The fair value of the options granted are reflected in the Summary Compensation Table as computed with subsequently refined assumptions in accordance with FASB Accounting Standards Codification Topic 718, which is described in footnote 11 to the Company’s consolidated financial statements. The Committee encourages executives to build a substantial ownership investment in the Company’s common stock. The table on page 3 reflects the ownership position of the directors and executive officers at March 3, 2025. Outstanding performance by an individual executive officer is recognized through larger equity grants. The Committee, in determining grants of
2025 Proxy Statement 25

Compensation Discussion and Analysis
equity under the stock plans, also reviews and considers the executive’s history of retaining shares previously obtained through the exercise of prior options and restricted stock grants. In December 2024, stock options and/or RSUs were granted to named executive officers with a fair market value of a percentage of base salary as follows:
Percentage of Base Salary
Mr. Applbaum	237.5%
Mr. Liguori	90%
Mr. Donahue	80%
Ms. Larkin	60%
Mr. Massey	60%
Mr. Francis	50%
The amounts were established so that aggregate long-term incentive compensation would be targeted at competitive median levels. Competitive median levels are provided by FW Cook based on the primary benchmark national general industry survey data.
The Committee granted options for an aggregate of 25,548 shares and 45,433 RSUs, for an aggregate of 70,981 shares, to a total of 311 employees in December 2024, including options and RSUs to named executive officers as described below. The Committee granted 5,265 RSUs to directors in April 2024.
The Committee determined that the annual equity grants to the executive officers should be 50% stock options and 50% RSUs (on a value basis), to reflect current market practices as determined by FW Cook. In December 2024, the Committee granted the following stock options and RSUs to the named executive officers:
DECEMBER 2024 STOCK GRANTS
	Stock Options	RSUs
Mr. Applbaum	11,964	3,768
Mr. Liguori	2,899	913
Mr. Donahue	2,462	775
Ms. Larkin	1,344	423
Mr. Massey	1,238	389
Mr. Francis	1,012	319
The option grants and restricted stock unit grants vest in equal installments over three years; the options have a ten-year term. The Committee determined that such grants were appropriate long-term incentives, based on market data and the Committee’s review of each executive’s performance. Mr. Schapper and Mr. Parnell entered into separation agreements in 2024 and did not receive option grants or RSUs.
In December 2024, Mr. Donahue was granted an award of 1,810 RSUs as a retention incentive, vesting in three equal installments commencing in December 2025, with any unvested tier of the award forfeited in the event of his voluntary or involuntary termination.
The Committee believes that the programs described above provide compensation that is competitive with comparable companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company’s performance, and shareholder value.
HEDGING AND PLEDGING POLICY
Valmont’s policy prohibiting directors and officers from hedging or pledging Company stock has been in effect for more than ten years. The current policy prohibits hedging and pledging transactions by directors, executive officers, corporate officers and group presidents with respect to any Valmont equity securities held directly or indirectly by such persons. Hedges are any transactions designed to hedge or offset any decrease in the market value of Valmont equity securities. Such transactions include short-sales, prepaid variable forward contracts, equity swaps, collars, and exchanges.
COMPENSATION RISK ASSESSMENT
The Human Resources Committee in February 2025 conducted a risk assessment of the Company’s compensation programs which was reviewed by its independent compensation consultant. The Committee determined that the risks arising from the Company’s compensation
26 2025 Proxy Statement

Compensation Discussion and Analysis
policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee believes the programs are designed to promote long-term value creation and do not motivate imprudent risk taking. The Company sets performance goals that are reasonable in light of past performance and market conditions. The annual and long-term incentive plans for executives and senior management use an aggregate of three or more company-wide and segment performance metrics which provide for sliding scale incentives rather than an all-or- nothing approach; all such incentives have thresholds before they are paid and all are capped. The long-term incentives, consisting of PSUs, stock options and RSUs, have a three-year performance period or vesting period and consequently the value to executives varies with the Company’s stock price over the period. The Company has a stock retention policy which requires retention of 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until stock ownership guidelines are met. The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards and has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company has an executive clawback policy for the recovery of erroneously awarded incentive compensation following a financial restatement due to material noncompliance with financial reporting requirements. The Company has a broader compensation recoupment policy applicable to employees in the event of financial restatements due to fraud. The Company also has policies which prohibit the hedging or pledging of Company stock by directors and officers.
2025 Proxy Statement 27

Human Resources Committee Report
The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.
HUMAN RESOURCES COMMITTEE
Daniel P. Neary, Chairman
Catherine James Paglia
Richard Lanoha
Joan Robinson-Berry
Deborah H. Caplan
28 2025 Proxy Statement

Pay Ratio Information
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (CEO) for our fiscal year 2024 . The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations.
For our fiscal year ended December 28, 2024:
■
The median of the annual total compensation of all employees of our company (other than our CEO) was $52,361.

■
The annual total compensation of our CEO as reported in the Summary Compensation Table was $7,639,710.

■
Based on this information, for 2024 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 145.9 to 1.

To identify the median of the annual total compensation of all our employees, we selected September 30, 2022 as the date for data gathering to identify the median employee because it enabled us to make such determination in a reasonably efficient and economical manner. We used the total cash compensation (base salary, cash bonuses and cash incentives) of all employees globally as reflected in payroll records. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
We used the same median employee as we did in 2022 and 2023. There were no changes in employee population or employee compensation arrangements that would significantly impact the pay ratio disclosure.
Once we identified our median employee, we combined all elements of such employee’s compensation for 2024 to arrive at such employee’s total compensation in the same manner as we arrived at our CEO’s total compensation as set forth in the Summary Compensation Table.
2025 Proxy Statement 29

Executive Compensation
SUMMARY COMPENSATION TABLE
	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total (4)
Avner M. Applbaum President and Chief Executive Officer	2024	1,016,000	0	3,357,179	1,283,259	1,776,984	206,288	7,639,710
	2023	776,905	0	2,555,897	1,599,138	937,977	86,483	5,956,400
	2022	643,000	0	879,398	344,689	1,000,572	74,188	2,941,847
Thomas Liguori Executive Vice-President And Chief Financial Officer(5)(6)	2024	205,000	0	1,098,072	310,947	260,760	41,174	1,915,953
J. Timothy Donahue Group President Infrastructure	2024	621,000	0	1,353,650	264,074	851,143	22,875	3,112,742
	2023	564,030	0	684,244	305,386	478,918	22,500	2,055,078
Diane M. Larkin Executive Vice President Global Operations	2024	452,088	0	456,674	144,157	431,292	54,450	1,538,661
	2023	436,800	0	441,368	166,755	317,903	20,022	1,382,848
	2022	420,000	0	424,724	150,086	552,850	64,355	1,612,015
R. Andrew Massey Chief Legal Officer(6)	2024	416,303	0	378,724	132,788	264,769	39,671	1,232,255
Timothy P. Francis Chief Accounting Officer and former Interim Chief Financial Officer(6)	2024	408,655	0	310,066	108,547	474,881	39,681	1,341,830
	2023	394,836	0	299,570	125,563	339,468	51,140	1,210,577
Aaron M. Schapper Former Group President Agriculture(5)	2024	749,174	0	674,257	0	666,465	507,751	2,597,647
	2023	723,840	0	3,488,239	414,473	934,043	79,788	5,640,383
	2022	696,000	0	952,045	373,083	943,024	56,819	3,020,972
T. Mitchell Parnell Former Executive Vice President Human Resources(5)	2024	508,000	0	304,800	0	984,632	300,759	2,098,191
	2023	431,436	0	410,694	187,351	313,999	42,433	1,385,913
	2022	410,891	0	375,928	148,214	511,510	41,815	1,488,358

(1)
Stock awards granted to named executive officers consists of the grant date fair value of  (1) PSUs granted in February 2024 (based on the target award amount) and (2) RSUs granted in December 2024. The maximum award value, if earned (exclusive of increases in performance share value based on increases in the Company’s stock price) would be two times the amounts shown in this column for the PSUs. See Compensation Discussion and Analysis for a description of these awards and footnote 11 to the Company’s consolidated financial statements.

(2)
Option awards reflects the aggregate grant date fair value of stock options computed in accordance with FASB Accounting Standards Codification Topic 718. See footnote 11 to the Company’s consolidated financial statements for the assumptions used in the valuation of these awards. The exercise price of options granted in December 2024 to the named executive officers was $331.47.

(3)
Non-equity incentive plan compensation reflects amounts earned under 2024 annual incentives. Includes a $150,000 special performance incentive for Mr. Francis and $500,000 special performance incentive for Mr. Parnell. See 2024 Compensation Program Elements — Annual Incentives.

(4)
All Other Compensation of  $110,859 for Mr. Applbaum, $7,350 for Mr. Donahue, $38,925 for Ms. Larkin, $24,146 for Mr. Massey, $24,156 for Mr. Francis, $16,789 for Mr. Schapper and $21,465 for Mr. Parnell, reflects amounts contributed by the Company to its 401(k) plan and related supplemental benefit plan, which matches the amounts contributed in 2024 by executive officers in accordance with plan provisions; such Company contributions are 4.5% of the executive officer’s salary, bonus and incentives that are paid in cash. Contributions to the supplemental benefit plan are based on cash compensation, a majority of which is performance based and variable and is paid only if performance levels are met. All other Compensation for Mr. Applbaum includes $79,904 with respect to personal use of Company aircraft based on the Company’s variable operating cost. All Other Compensation for Mr. Liguori includes $34,424 for relocation expenses. All Other Compensation for Mr. Schapper and Mr. Parnell includes $475,437 and $263,769 respectively in severance paid, see 2024 Executive Leadership Changes in Compensation Discussion and Analysis.

30 2025 Proxy Statement

Executive Compensation
(5)
On August 22, 2024, the Valmont board of directors named Mr. Liguori as Executive Vice President and Chief Financial Officer. Mr. Francis had served as Interim Chief Financial Officer from July 2023 and continues as Chief Accounting Officer. Pursuant to their respective separation agreements, Mr. Schapper and Mr. Parnell agreed to remain in the employ of Valmont to provide transition and consulting services as requested until December 28, 2024 and January 3, 2025 respectively. The following equity awards to Mr. Schapper did not vest by December 28, 2024 and were forfeited: (i) 6,999 RSUs, (ii) 4,672 options, (iii) 653 PSUs under the three-year plan ending 2025 and (iv) 2,032 PSUs under the three-year plan ending 2026. The following equity awards to Mr. Parnell did not vest by January 3, 2025 and were forfeited: (i) 585 RSUs, (ii) 2,234 options, (iii) 260 PSUs under the three-year plan ending 2025 and (iv) 918 PSUs under the three-year plan ending 2026. See Compensation Discussion and Analysis.

(6)
Mr. Massey and Mr. Liguori became named executive officers in 2024, Mr. Francis and Mr. Donahue became named executive officers in 2023.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2024
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)(2)			All other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Award ($)(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Avner M. Applbaum	02/26/2024	558,000	1,117,600	2,235,200	4,764	9,529	19,058
	12/16/2024							3,768	11,964	331.47	2,532,238
Thomas Liguori	08/22/2024	82,000	164,000	328,000	914	1,828	3,656
	08/22/2024				347	694	1,388	564			160,000
	12/16/2024							913	2,899	331.47	302,632
J. Timothy Donahue	02/26/2024	217,350	434,700	869,400	1,122	2,245	4,490
	12/16/2024							2,585	2,462	331.47	1,120,924
Diane M. Larkin	02/26/2024	135,626	271,253	542,506	715	1,430	2,860
	12/16/2024							423	1,344	331.47	284,369
R. Andrew Massey	02/26/2024	83,260	166,521	333,042	564	1,129	2,258
	12/16/2024							389	1,238	331.47	214,286
Timothy P. Francis	02/26/2024	102,164	204,328	408,656	461	923	1,846
	12/16/2024							319	1,012	331.47	261,730
Aaron M. Schapper	02/26/2024	299,669	599,339	1,198,678	1,523	3,047	6,094
T. Mitchell Parnell	02/26/2024	152,400	304,800	609,600	688	1,377	2,754

(1)
Non-equity incentive awards were made with respect to the Company’s 2024 annual incentive plan. Equity incentive plan awards represent PSUs under the Company’s 2024-2026 long-term incentive plan and also 2023-2025 long-term plan for Mr. Liguori. See Compensation Discussion and Analysis for a description of the plans. PSUs, option awards and restricted stock unit awards are made under the shareholder-approved 2022 Stock Plan.

(2)
See footnote 11 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

2025 Proxy Statement 31

Executive Compensation
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)
Avner M. Applbaum	5,295	0	0	168.80	12/14/2030	7,975	2,444,656	2,326	713,012
	4,242	0	0	252.89	12/13/2031			3,613	1,107,529
	2,210	1,104	0	332.63	12/12/2032			9,529	2,921,019
	1,221	2,440	0	264.75	07/31/2033
	6,083	12,166	0	223.02	12/11/2033
	0	11,964	0	331.47	12/16/2034
Thomas Liguori	0	2,899	0	331.47	12/16/2034	1,477	452,759	694	212,738
								1,828	560,355
J. Timothy Donahue	1,218	0	0	168.80	12/14/2030	3,722	1,140,941	1,399	428,843
	2,553	0	0	252.89	12/13/2031			1,310	401-567
	1,330	664	0	332.63	12/12/2032			2,245	688,182
	1,433	2,867	0	223.02	12/11/2033
	0	2,462	0	331.47	12/16/2034
Diane M. Larkin	2,676	0	0	168.80	12/14/2030	960	294,278	1,181	362,023
	1,847	0	0	252.89	12/13/2031			919	281,710
	962	481	0	332.63	12/12/2032			1,430	438,352
	782	1,566	0	223.02	12/11/2033
	0	1,344	0	331.47	12/16/2034
R. Andrew Massey	1,550	0	0	147.31	12/16/2026	882	270,368	615	188,522
	1,123	0	0	253.89	12/13/2031			725	222,241
	1,539	0	0	168.80	12/14/2030			1,129	346,083
	886	442	0	332.63	12/12/2032
	720	1,442	0	223.02	12/11/2033
	0	1,238	0	331.47	12/16/2034
Timothy P. Francis	1,967	0	0	168.80	12/14/2030	1,703	522,037	763	233,890
	1,391	0	0	252.89	12/13/2031			593	181,778
	725	362	0	332.63	12/12/2032			923	282,936
	589	1,179	0	223.02	12/11/2033
	0	1,012	0	331.47	12/16/2034
Aaron M. Schapper(6)	1,531	0	0	252.89	03/27/2025
	1,196	0	0	332.63	03/27/2025
	1,945	0	0	223.02	03/27/2025
T. Mitchell Parnell(6)	950	0	0	332.63	03/27/2025
32 2025 Proxy Statement

Executive Compensation
(1)
The options that expire on December 16, 2026 vested in equal installments on December 16, 2020, 2021 and 2022. The options that expire on December 14, 2030 vested in equal amounts on December 14 of 2021, 2022 and 2023. The options that expire on December 13, 2031 vested in equal installments on December 13, 2022, 2023 and 2024. The options that expire on December 12, 2032 vest or vested in equal installments on December 12, 2023, 2024 and 2025. The options that expire on December 11, 2033 vest or vested in equal installments December 11, 2024, 2025 and 2026. The options that expire on December 16, 034 vest in equal installments on December 16, 2025, 2026 and 2027.

(2)
The remaining awards for these named executive officers reported in this column are RSUs which vest in equal installments over three years following date of grant and on vesting will be settled in an equal number of shares of common stock. Dividends are paid upon vesting of restricted shares.

(3)
Based on the number of shares or units at the closing market price at the end of the 2024 fiscal year ($306.54 per share).

(4)
Numbers shown are as of the Company’s fiscal year-end for 2024 and are based on the target number of PSUs which can be earned under the long-term incentive plans for the three-year periods ending in 2024, 2025 and 2026. See Compensation Discussion and Analysis for a description of the provisions of the long-term incentive plans.

(5)
Based on the target number of PSUs at the closing market price at the end of the 2024 fiscal year ($306.54 per share).

(6)
The following equity awards to Mr. Schapper did not vest by December 28, 2024 and were forfeited: (i) 6,999 RSUs, (ii) 4,672 options, (iii) 653 PSUs under the three-year plan ending 2025 and (iv) 2,032 PSUs under the three-year plan ending 2026. The following equity awards to Mr. Parnell did not vest by January 3, 2025 and were forfeited: (i) 585 RSUs, (ii) 2,234 options, (iii) 260 PSUs under the three-year plan ending 2025 and (iv) 918 PSUs under the three-year plan ending 2026.

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2024
	Option Awards		Stock Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Avner M. Applbaum	—	—	2,635	857,561
J. Timothy Donahue	3,252	429,458	782	257,653
Diane M. Larkin	—	—	499	164,334
R. Andrew Massey	5,281	924,437	408	131,468
Timothy P. Francis	4,945	948,178	376	123,826
Aaron M. Schapper	6,952	872,734	5,019	1,535,930
T. Mitchell Parnell	—	—	519	170,950

(1)
Difference between the exercise price of the options and the market price of the common stock on date of exercise.

(2)
Based on market value at vesting date of the related RSUs.

NONQUALIFIED DEFERRED COMPENSATION
	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)(4)
Avner M. Applbaum	166,356	109,242	133,738		908,700
J. Timothy Donahue	—	7,350	8,473		85,237
Diane M. Larkin	118,936	38,530	51,923		509,694
R. Andrew Massey	189,366	23,905	149,307		1,046,518
Timothy P. Francis	90,918	23,860	77,215		774,849
Aaron M. Schapper	43,085	16,789	31,569		329,321
T. Mitchell Parnell	97,899	21,464	103,630		558,038

(1)
Executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation Table as part of Salary, Bonus and Non- equity Incentive Plan Compensation; such contributions include deferrals to the nonqualified deferred compensation plan but not amounts contributed to the qualified 401(k) plan.

(2)
Reflects Company contributions to match executive contributions to nonqualified deferred compensation plans but does not include Company match for executive contributions to the 401(k) plan. Company contributions match executive contributions to the 401(k) and related nonqualified deferred compensation plans with respect to compensation and are included in the Summary Compensation Table under All Other Compensation. Company contributions are 4.5% of the executive officer’s salary, bonus and cash incentives.

(3)
The aggregate balance includes amounts contributed after the fiscal year end with respect to fiscal 2024 compensation.

2025 Proxy Statement 33

Executive Compensation
(4)
The Company does not have a pension plan or other defined benefit plan. The Company’s nonqualified deferred compensation plan is offered to allow certain Company employees who, due to compensation and contribution ceilings established under the Internal Revenue Service regulations, are limited in making contributions to the Company’s 401(k) plan. This plan is fully funded and the related assets in the plan are reported on the Company’s balance sheet and are subject to creditor claims in event of the Company’s bankruptcy. The vesting provisions follow that of the Company’s 401(k) plan. Compensation that is eligible for deferral by the executive includes salary, bonus and cash incentives, and the executive may defer any percentage of eligible compensation. Investment values and related earnings are based on quoted market prices of the investments held by the plan. Investment alternatives under the plan are selected by each employee and may be changed based on the rules set forth by each investment fund selected by the employee. Distribution payments are made upon a specified period after separation from service in accordance with Section 409A of the Internal Revenue Code. The methods of distribution include single lump sum cash payment or annual installments for 2-10 years. In-service withdrawals are allowed in compliance with Section 409A of the Code.

DIRECTOR COMPENSATION
Name	Fees Earned or paid in Cash ($)(1)(2)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Mogens Bay	220,000	145,000	0	365,000
Kaj den Daas	115,000	145,000	0	260,000
Daniel P. Neary	120,000	145,000	0	265,000
James B. Milliken	120,000	145,000	0	265,000
Catherine J. Paglia	135,000	145,000	0	280,000
Theo W. Freye	95,000	145,000	0	240,000
Richard A. Lanoha	95,000	145,000	0	240,000
Ritu Favre	106,250	145,000	0	251,250
Joan Robinson-Berry	95,000	145,000	0	240,000
Deborah H. Caplan	15,833	0	0	15,833

(1)
Non-employee directors in 2024 received: (1) a retainer of  $95,000 per annum, (2) Audit Committee chair receives an additional $20,000 cash retainer per annum and each other committee chair receives an additional $15,000 cash retainer per annum, (3) non-chair audit committee members receive an additional cash retainer of  $10,000 per annum, (4) the lead director receives an additional cash retainer of  $30,000 per annum, and (5) the non-executive chair receives an additional cash retainer of  $125,000 per annum. Non-employee directors also receive a grant of RSUs with a value of  $145,000, based on the closing market price of the Company’s common stock on the date of the Company’s annual shareholders’ meeting. The equity grants are made annually on the date of and following completion of the Company’s annual shareholders’ meeting. The RSUs vest on the first anniversary of the grant date (subject to deferral by the director). The total cash compensation and the grant date fair value of equity awards for a non-employee director may not exceed $750,000 in a calendar year.

Following a report on peer group director compensation by the independent compensation consultant to the Human Resources Committee, the board in February 2025 approved an increase (1) in the value of the annual RSU grant to $170,000, (2) in the Audit Committee chair additional retainer to $25,000 and (3) in the additional retainers for the Governance Committee chair and the Human Resources Committee chair to $17,500.
(2)
Unexercised stock awards (consisting of unvested RSUs) for each director as of December 28, 2024 were as follows:

Name	Restricted Stock Units
Mogens Bay	585
Kaj den Daas	585
Daniel P. Neary	585
James B. Milliken	585
Catherine J. Paglia	585
Theo W. Freye	585
Richard A. Lanoha	585
Ritu Favre	585
Joan Robinson-Berry	585
34 2025 Proxy Statement

Executive Compensation
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the Company’s common stock that may be issued upon exercise of options, warrants and rights under existing equity compensation plans as of December 28, 2024.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation (including securities plans reflected in column (a)) (c)
Equity compensation plans approved by security holders	342,078	$253.11	1,426,995
Equity compensation plans not approved by security holders	0		0
Total	342,078		1,426,995

(1)
Includes 33,433 stock options, 138,255 RSUs and 70,390 PSUs.

(2)
Weighted-average exercise price of outstanding stock options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Valmont does not have employment agreements with its executive officers. Valmont also does not have special severance or change-in- control payment agreements with its executive officers. During 2024 in connection with their departure, Valmont entered into separation agreements and releases with Mr. Schapper and Mr. Parnell. See Compensation Discussion and Analysis — 2024 Executive Leadership Changes.
Valmont’s executive officers may receive severance payments upon a termination of employment under Valmont’s severance plan which is generally available to all administrative employees. The severance plan generally provides 16 weeks of salary plus one week of salary for each year of service. Valmont’s executive officers would also be entitled to receive upon termination of employment amounts accumulated in their respective deferred compensation accounts, at the times and in the manner established for their respective accounts; such amounts are described in the Non-Qualified Deferred Compensation table.
Valmont’s 2018 Stock Plan and 2022 Stock Plan provide that all outstanding options become immediately exercisable in the event of an involuntary termination following a change-in-control and that all restrictions on restricted stock lapse in the event of such an involuntary termination following a change-in-control. A change-in-control, defined specifically in the plans, generally occurs if: (i) a person, entity or group (excluding Valmont plans) acquires 50% or more of Valmont’s common stock or total voting power of Valmont’s voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company’s assets occurs unless Valmont’s shareholders prior to the transaction own after the transaction 50% or more of the voting power of Valmont’s securities; and (iv) Valmont is liquidated or dissolved. Options provide for continued vesting pursuant to the option terms if the optionee voluntarily retires on or after attaining age 62 (with five years of service). If such a change-in-control (involving an involuntary termination) or retirement had occurred on the last day of fiscal 2024, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options and unvested restricted stock and RSUs held by the named executed officers would have been:
	Unvested Options	Unvested Restricted Stock
Avner M. Applbaum	$1,118,071	$2,444,656
Thomas Liguori	$0	$452,759
J. Timothy Donahue	$238,935	$1,140,941
Diane M. Larkin	$130,792	$294,278
R. Andrew Massey	$120,435	$270,368
Timothy P. Francis	$98,470	$522,037
The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table. In addition, a pro rata portion (based on period of service and full period performance results) of the PSUs awarded under the long-term incentive plan may be earned in the event of death, disability, normal retirement, termination of employment without cause one year after grant, or change-in-control. If such a change-in-control or retirement had occurred on the last day of fiscal 2024,
2025 Proxy Statement 35

Executive Compensation
the prorated value of the long-term incentive awards (based on target award numbers) which would have been payable to the named executive officers would have been:
Avner M. Applbaum	$2,424,731
Thomas Liguori	$328,304
J. Timothy Donahue	$925,750
Diane M. Larkin	$695,471
R. Andrew Massey	$451,839
Timothy P. Francis	$449,081
36 2025 Proxy Statement

Executive Compensation
SHAREHOLDER RETURN PERFORMANCE GRAPHS
The graphs below compare the yearly change in the cumulative total shareholder return on the Company’s common stock with the cumulative total returns of the S&P Mid Cap 400 Index and the S&P Mid Cap 400 Industrial Machinery & Supplies & Components Index for the five and ten-year periods ended December 28, 2024. The graphs assume that the beginning value of the investment in Company Common Stock and each index was $100 and that all dividends were reinvested.
FIVE YEAR COMPARISON
TEN YEAR COMPARISON
2025 Proxy Statement 37

Executive Compensation
PAY VERSUS PERFORMANCE
We are providing the following information about the relationship of the “compensation actually paid” to our chief executive officers (“CEOs”) and “average compensation actually paid” to our other named executive officers (“Non-CEO NEOs”), as calculated under the SEC pay versus performance proxy rule, for our fiscal years presented below and to certain financial performance measures.
PAY VERSUS PERFORMANCE TABLE
Year	Summary Compensation Table Total for CEO (current) ($)(1)	Compensation Actually Paid to CEO (current) ($)(1)(2)	Summary Compensation Table Total for CEO (former) ($)(1)	Compensation Actually Paid to CEO (former) ($)(1)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(1)	Average Compensation Actually Paid to Non-CEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income (GAAP) (in millions) ($)	Adjusted ROIC (%)(5)
							Company TSR ($)	Peer Group Index TSR ($)(4)
2024	7,639,710	13,430,167	—	—	1,976,754	2,578,594	214.41	174.11	350,624	16.4
2023	5,956,400	4,305,592	6,280,307	(-5,362,357)	2,572,221	1,409,666	161.88	159.52	144,912	14.0
2022	n/a	n/a	8,674,260	21,710,433	2,258,298	4,865,986	227.19	116.64	254,251	13.3
2021	n/a	n/a	7,337,975	16,362,423	1,944,076	3,485,985	166.76	133.14	197,725	11.7
2020	n/a	n/a	6,432,086	9,973,234	1,634,815	2,003,714	116.22	116.87	142,149	8.7

(1)
Mr. Applbaum was CEO in 2024 and 2023 (beginning July 11). Stephen G. Kaniewski was CEO in 2023 (until July 11), 2022, 2021 and 2020. Ms. Larkin and Messers. Liguori, Francis, Donahue, Massey and Schapper were Non-CEO NEOs in 2024. Mr. Francis was a Non-CEO NEO in 2023. Ms. Larkin and Messers. Schapper and Parnell were Non-CEO NEOs in 2023, 2022 and 2021. Ms. Larkin and Messers. Applbaum, Schapper, Laterreur, and Jaksich (CFO until March 30, 2020) were Non-CEO NEOs in 2020. Average compensation for Non-CEO NEOs is based on the compensation of the NEOs for the relevant period.

(2)
The Summary Compensation Table (“SCT”) Total amount for CEO for 2024 was adjusted as set forth below to compute the compensation actually paid. The FY 2024 increases in value reflect the increases in value of options and RSUs during the fiscal year. Valmont’s stock price on the first day of fiscal 2023 was $330.30 and on the last day of fiscal 2023 was $233.51. Valmont’s stock price on the first day of fiscal 2024 was $234.52 and on the last day of fiscal 2024 was $306.54.

	Deduction of the Amounts of Equity Awards Reported in SCT for Fiscal Year		Addition of Fair Value of Outstanding and Unvested Equity Awards Granted During the Fiscal Year as of the End of the Fiscal Year ($)	Change in Fair Value From Prior Fiscal Year of Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year as of the End of the Fiscal Year ($)	Change in Fair Value as of the Vesting Date from the Prior Fiscal Year of Equity Awards Vesting in the Fiscal Year ($)	Fair Value of Equity Awards as of the Prior Fiscal Year of Awards that Failed Vesting Conditions in Fiscal Year ($)
Fiscal Year	Stock Awards ($)	Options ($)
2024	3,357,179	1,283,259	7,504,388	1,815,123	1,111,384	0

(3)
The Average SCT Total amounts for the Non-CEO NEOs were adjusted to compute the compensation actually paid as follows:

	Deduction of the Amounts of Equity Awards Reported in SCT for Fiscal Year		Addition of Fair Value of Outstanding and Unvested Equity Awards Granted During the Fiscal Year as of the End of the Fiscal Year ($)	Change in Fair Value From Prior Fiscal Year of Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year as of the End of the Fiscal Year ($)	Change in Fair Value as of the Vesting Date from the Prior Fiscal Year of Equity Awards Vesting in the Fiscal Year ($)	Fair Value of Equity Awards as of the Prior Fiscal Year of Awards that Failed Vesting Conditions in Fiscal Year ($)
Fiscal Year	Stock Awards ($)	Options ($)
2024	653,749	137,216	1,099,331	203,154	413,124	322,804

(4)
S&P 400 Industrial Machinery Index.

(5)
Valmont selected adjusted return on invested capital (“adjusted ROIC”) as a company specific financial measure that links financial results and performance. A significant portion of an executives long-term performance award is based on adjusted ROIC. ROIC and adjusted ROIC are non-GAAP financial measures. ROIC and adjusted ROIC are calculated from the Company’s audited financial statements as follows:

38 2025 Proxy Statement

Executive Compensation
Dollars in Thousands	2024	2023	2022	2021	2020
Operating Income	$524,584	$291,557	$433,249	$286,785	$225,953
Adjusted effective tax rate	25.2%	38.1%	27.7%	23.6%	24.2%
Tax effect on operating income	(132,050)	(111,124)	(119,872)	(67,681)	(54,681)

After-tax operating income	$392,534	$180,433	$313,317	$219,104	$171,272

Average invested capital	$2,396,436	$2,504,474	$2,437,232	$2,176,577	$1,975,693

Return on invested capital	16.4%	7.2%	12.9%	10.1%	8.7%
Operating income	$524,584	$291,557	433,249	286,785	—
Impairment of long-lived assets	—	140,844	—	27,911	—
Realignment charges	—	35,210	—	4,052	—
Other non-recurring charges	—	5,626	—	—	—
Prospera intangible asset amortization	—	—	6,580	3,396	—
Prospera stock-based compensation	—	—	9,896	5,240	—
Write-off of a receivable	—	—	—	5,545	—
Acquisition diligence	—	—	—	1,120	—

Adjusted operating income	$524,584	$473,237	$449,725	$334,049	$225,953
Adjusted effective tax rate	25.2%	25.9%	27.7%	23.6%	24.2%
Tax effect on adjusted operating income	(132,050)	(122,665)	(124,431)	(78,836)	(54,681)

After-tax adjusted operating income	$392,534	$350,572	$325,294	$255,213	$171,272

Average invested capital	$2,396,436	$2,504,474	$2,437,232	$2,176,577	$1,975,693

Adjusted return on invested capital	16.4%	14.0%	13.3%	11.7%	8.7%
Total Assets	$3,329,972	$3,477,448	$3,556,996	$3,447,249	$2,953,160
Less: Defined benefit pension asset	(46,520)	(15,404)	(24,216)	—	—
Less: Accounts payable	(372,197)	(358,311)	(360,312)	(347,841)	(268,099)
Less: Accrued expenses	(275,407)	(277,764)	(248,320)	(253,330)	(227,735)
Less: Contract liabilities	(126,932)	(70,978)	(172,915)	(135,746)	(130,018)
Less: Income Tax payable	(22,509)	—	(3,664)	—	—
Less: Dividends payable	(12,019)	(12,125)	(11,742)	(10,616)	(9,556)
Less: Deferred income taxes	(6,344)	(21,205)	(41,091)	(47,849)	(41,689)

Less: Operating lease liabilities	(134,534)	(162,743)	(155,469)	(147,759)	(80,202)
Less: Deferred compensation	(33,302)	(32,623)	(30,316)	(35,373)	(44,519)
Less: Defined benefit pension liability	—	—	—	(536)	(118,523)
Less: Other non-current liabilities	(20,813)	(12,818)	(13,480)	(89,207)	(58,687)

Total invested capital	$2,279,395	$2,513,477	$2,495,471	$2,378,992	$1,974,162

Beginning invested capital	$2,513,477	$2,495,471	$2,378,992	$1,974,162	$1,977,223
Average invested capital	$2,396,436	$2,504,474	$2,437,232	$2,176,577	$1,975,693

The adjusted effective tax rate for fiscal 2023 excluded the effects of the impairment of long-lived assets of $140.8 million, realignment charges of $35.2 million, non-recurring charges associated with major scope changes for two strategic projects initiated by departed senior leadership of $5.6 million, loss from Argentine peso hyperinflation of $5.1 million, and non-recurring tax benefit items of $3.6 million.
2025 Proxy Statement 39

Executive Compensation
The effective tax rate including these items was 38.1%. The adjusted effective tax rate for fiscal 2022 excluded the effects of the $33.3 million loss from the divestiture of the offshore wind energy structure business which is not deductible for income tax purposes. The effective rate including the loss on the divestiture is 29.9%. The adjusted effective tax rates for fiscal 2020 excluded the effects of the $12.575 million goodwill impairments which are not deductible for income tax purposes. The effective tax rate in 2020 including the impairments is 25.7%.
RELATIONSHIP TO FINANCIAL PERFORMANCE MEASURES
The following charts present the relationship of the compensation actually paid as presented in the above table for the CEOs and the Non-CEO NEOs and the Company TSR, Peer Group Index TSR, Net Earnings and Adjusted ROIC
The Peer Group Index TSR is the S&P 400 Industrial Machinery Index.
40 2025 Proxy Statement

Executive Compensation
MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES FOR 2024
In our assessment, the three most important financial measures we use to link compensation actually paid to the CEO and Non-CEO NEOs to Company performance for fiscal 2024 are:
■
Adjusted ROIC

■
Net earnings

■
Cumulative compound operating income growth

2025 Proxy Statement 41

Item 2: Advisory Vote on Executive Compensation
Valmont is asking its shareholders to provide advisory approval of the compensation paid to named executive officers. Shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.
The Company believes that its compensation programs have served to achieve the objectives of attracting highly competent executives, enhancing long-term growth and shareholder value, and assuring compensation at appropriate levels based on performance.
Valmont conducted its first advisory vote on executive compensation in April 2011. The compensation resolution has passed with over 95% of the vote every year since 2011, including 95.5% of the vote in 2024. Valmont’s shareholders in April 2023 cast 97.0% of their votes in favor of an annual frequency for the say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.
COMPENSATION OBJECTIVES, STRATEGIES, PROCESSES AND PRACTICES
The Company encourages shareholders to read about its compensation objectives, strategies, processes and practices in the Compensation Discussion and Analysis. Some of the more significant elements of the compensation practices are:
What We Do	What We Don’t Do

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Base pay, target annual incentives and long-term incentives are generally targeted at median market levels with data provided by FW Cook, the independent executive compensation consultant to the Human Resources Committee, based on peer group and general industry survey data. FW Cook reports directly to the Human Resources Committee and provides no other services to the Company.

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Annual incentives and long-term performance incentives are performance based. Executive officers do not receive incentive payments unless pre-established targets are met.

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Valmont has an executive compensation recoupment policy that covers cash and equity incentive compensation.

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Valmont has stock ownership guidelines for directors and executive officers.

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Valmont has a stock retention policy for executive officers which requires retention of 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines are met.

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Valmont’s executive officers do not have employment agreements.

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Valmont’s executive officers do not have agreements providing for special payments in the event of a termination of employment or change-of-control.

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Valmont’s stock plan prohibits option repricing.

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Valmont does not maintain a perquisite program for executive officers.

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Valmont has policies prohibiting hedging and pledging of Valmont stock applicable to directors and officers.

FISCAL 2024 COMPENSATION FOR EXECUTIVE OFFICERS
■
Base Salary. The base salary for Mr. Applbaum was increased 7% to $1,106,000 and Mr. Parnell’s base salary was increased 18% to $508,000 based in part on his efforts in connection with the CEO transition. The base salaries for Messrs. Schapper, Donahue, Massey and Francis and Ms. Larkin were each increased 3.5% to $749,174, $621,000, $416,303, $408,655 and $452,088, respectively. In connection with his appointment as CFO in August 2024, Mr. Liguori’s base salary was set at $650,000.

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Annual Incentives. Annual incentives are performance based. The annual incentives for 2024 for corporate-level participants were based 75% on net earnings improvement and 25% on revenue growth and for Infrastructure segment and Agriculture segment

42 2025 Proxy Statement

Item 2: Advisory Vote on Executive Compensation
participants were based 75% on the respective segments EBIT performance and 25% on corporate net earnings improvement. The Human Resources Committee established thresholds, targets and maximums for corporate net earnings and revenue growth, and for Infrastructure segment EBIT for Mr. Donahue’s incentive and Agriculture segment EBIT for Mr. Donahue, all as described in Compensation Discussion and Analysis — Annual Incentives. The target annual incentive was based on the competitive median pursuant to the primary benchmark survey provided by FW Cook. Based on the results described in referenced section, payouts were earned by the six corporate executives at 159.0% of target and by Mr. Schapper at 111.2% of target and Mr. Donahue at 195.8% of target. The earnouts for the prior eight fiscal years for corporate officers were as follows as a percentage of target:
2023	121.3%
2022	197.6%
2021	200.0%
2020	159.4%
2019	57.7%
2018	49.8%
2017	89.8%
2016	67.0%

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Long-Term Performance Incentives. Long-term incentives are performance based. The three-year performance period which ended in 2024 based long-term incentives on a combination of three-year average ROIC (return on invested capital) and three-year growth in OIG (cumulative compound operating income growth), weighted 70% ROIC and 30% OIG. The Human Resources Committee established in February 2022 the targets for the three-year performance cycle ending in 2024. The targets were established at OIG growth of 5% and average ROIC of 11.5%. The adjusted three-year growth in OIG of 18.10% and the adjusted three-year average ROIC of 14.56% (see Compensation Discussion and Analysis) resulted in payouts under the 2022-2024 long-term incentive plan at 200% of target. The Company stock price during the performance period increased from a start date 30 day average of $248.75 to $306.54 which increased the value of the earned PSUs. The earnouts for the prior eight fiscal years were as follows as a percentage of target:

2023	200%
2022	190.0%
2021	88.6%
2020	0%
2019	65.8%
2018	114.3%
2017	0%
2016	0%

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Equity Incentives. Stock options and RSUs are also a form of long-term incentive. The Human Resources Committee established the terms and provisions of equity awards granted in 2024 based on industry standards as provided by its independent compensation consultant. The number of options and RSUs granted to each executive officer was established so that the aggregate long-term incentive compensation would be targeted at competitive median levels. Information on the equity awards granted to named executive officers during 2024 is at Grants of Plan Based Awards for Fiscal 2024.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is nonbinding on the board of directors. Although nonbinding, the board of directors and the Human Resources Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF ITEM 2.
2025 Proxy Statement 43

Audit Committee Report
The Audit Committee is appointed by the board of directors to assist the board by reviewing (1) the integrity of the Company’s financial statements, (2) the qualifications, independence and performance of the Company’s independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee oversees the Company’s risk with respect to operational, compliance and financial matters, including legal, insurance, information technology and cybersecurity matters. The Committee manages the Company’s relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website at investors.valmont.com.
The Company’s management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company’s financial reporting process and internal controls on behalf of the board of directors.
The Committee reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the Company’s selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditors, to the Company during fiscal 2024 was compatible with the auditor’s independence.
The Committee reviewed and discussed the Company’s audited financial statements for fiscal 2024 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence. The Committee also discussed with Deloitte the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024.
AUDIT COMMITTEE
Kaj den Daas, Chairman
Daniel P. Neary
Catherine James Paglia
James B. Milliken
Ritu Favre
44 2025 Proxy Statement

Item 3: Ratification of Appointment of Independent Auditors
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively Deloitte) conducted the 2024 and 2023 audits of the Company’s financial statements. Fees billed by Deloitte to the Company for services provided during the 2024 and 2023 fiscal years were as follows:
	2024	2023
Audit Fees	$3,113,873	$2,877,956
Audit-Related Fees	$178,500	$288,500
Tax Fees	$130,448	$225,689
Other Fees	$1,895	$1,895
Total Fees	$3,424,716	$3,394,040
Audit Fees consist of the audit of the Company’s fiscal 2024 and 2023 annual financial statements, review of the Company’s quarterly financial statements during 2024 and 2023, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. Audit fees also included the audit of the effectiveness of the Company’s internal control over financial reporting.
Audit-Related Fees consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, procedures in connection with SEC registration statements, comfort letters provided in connection with the issuance of debt, agreed-upon procedures, documentation review in connection with the Company’s internal controls over financial reporting and due diligence services performed with respect to acquisitions.
Tax Fees consist of international tax planning and federal, state and expatriate tax compliance.
The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chair has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.
The Audit Committee has appointed Deloitte as independent auditors to conduct the 2025 audit of the Company’s financial statements. In considering the engagement of Deloitte as the Company’s independent auditors, the Audit Committee consider a number of factors including, but not limited to: (i) Deloitte’s relevant technical expertise and its significant institutional knowledge of the Company’s operations and industry; (ii) the quality of Deloitte’s communications with the Audit Committee and management; (iii) Deloitte’s independence, including the consideration of any non-audit services provided by Deloitte and their impact on independence; (iv) the quality and efficiency of the services provided by Deloitte including input from management on Deloitte’s performance; (v) external data on audit quality and performance, including recent PCAOB reports on Deloitte and its peer firms, (vi) the appropriateness of Deloitte’s fees; and (vii) Deloitte’s tenure as independent auditors. Deloitte has served as the Company’s independent auditors since 1996.
The Audit Committee requests that the shareholders ratify the appointment. A representative from Deloitte will be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 3.
2025 Proxy Statement 45

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of the Company’s common stock with Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2024.
Shareholder Proposals
Shareholder proposals intended to be presented at the 2026 annual meeting of shareholders must be received by the Company no later than November 12, 2025 in order to be considered for inclusion in the proxy statement for such meeting.
The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business, not submitted for inclusion in the proxy statement, at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2025 annual shareholders’ meeting, which is no earlier than December 29, 2025 and no later than January 28, 2026. If the date of the 2026 annual shareholders’ meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received no earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the meeting date is first made.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees at the 2026 annual meeting of shareholders other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no earlier than December 29, 2025 and no later than January 28, 2026.
The bylaws specify the information which must accompany any such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.
The Company’s proxy card for the 2025 annual shareholders’ meeting will give discretionary authority with respect to all shareholder proposals properly brought before the 2025 annual shareholders’ meeting that are not included in this proxy statement.
Other Matters
The board of directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.
By Order of the Board of Directors
R. ANDREW MASSEY
Vice President, Chief Legal Officer and
Corporate Secretary
Valmont Industries, Inc.
46 2025 Proxy Statement

VALMONT INDUSTRIES, INC.
15000 VALMONT PLAZA
OMAHA, NE 68154

SCAN TO
VIEW MATERIALS & VOTE

V35896-P07339-Z87088 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

VALMONT INDUSTRIES, INC.

	For All	Withhold All	For All Except
1. Election of Directors	!	!	!

Nominees:

01) James B. Milliken
02) Catherine James Paglia
03) Deborah H. Caplan

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

VALMONT INDUSTRIES, INC. 15000 VALMONT PLAZA OMAHA, NE 68154 SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 27, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V35896-P07339-Z87088THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For AllAllAllExcept Nominees:Deborah H. CaplanThe Board of Directors recommends you vote FOR proposals 2 and 3:For Against AbstainAdvisory approval of the company's executive compensation.Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2025.NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX]Date

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 28, 2025
10:00 a.m.

Valmont Industries, Inc. 15000
Valmont Plaza
Omaha, NE 68154

V35897-P07339-Z87088

By signing the proxy, you revoke all prior proxies and appoint Mogens C. Bay and Catherine James Paglia, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side

ANNUAL MEETING OF SHAREHOLDERSMonday, April 28, 202510:00 a.m.Valmont Industries, Inc. 15000Valmont PlazaOmaha, NE 68154Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement, Annual Report and 10-K are available at www.proxyvote.com.V35897-P07339-Z87088Monday, April 28, 202510:00 a.m.This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2025.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side